UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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ePlus inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EPLUS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on Thursday, September 10, 2015

To the Shareholders of ePlus inc.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of ePlus inc., a Delaware corporation, will be held on Thursday, September 10, 2015, at The Westin Washington Dulles Airport, 2520 Wasser Terrace, Herndon, Virginia 20171 at 8:00 a.m. local time for the purposes stated below:

1.	To elect as directors the nominees named in the attached proxy statement, each to serve an annual term, and until their successors have been duly elected and qualified;

2.	To hold an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement;

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered accounting firm for our fiscal year ending March 31, 2016; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Proxy materials were made available to you over the Internet beginning on or about July 27, 2015.  Holders of our common stock at the close of business on July 17, 2015, are entitled to vote at the Annual Meeting of Shareholders.

You are cordially invited to attend the Annual Meeting in person.  To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors

/s/ Erica S. Stoecker
July 27, 2015	Erica S. Stoecker
Corporate Secretary &
General Counsel

YOUR VOTE IS IMPORTANT

BROKERS ARE NOT PERMITTED TO VOTE ON THE ELECTION OF DIRECTORS OR ON CERTAIN OTHER PROPOSALS WITHOUT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER OR BANK, IT IS IMPORTANT THAT YOU VOTE. WE ENCOURAGE YOU TO VOTE PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 10, 2015:

THE COMPANY’S PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS AND THE ANNUAL REPORT FOR THE FISCAL YEAR ENDED MARCH 31, 2015, ARE AVAILABLE AT WWW.EDOCUMENTVIEW.COM/PLUS.

GENERAL INFORMATION	1

PROPOSAL 1 - ELECTION OF DIRECTORS	4

CORPORATE GOVERNANCE	8
Role of the Board of Directors	8
Board Leadership Structure	9
The Board’s Role in Risk Oversight	9
Standard of Conduct and Ethics	9
Identifying and Evaluating Nominees for Directors	10
Shareholder Nominees	10
Communications with the Board of Directors	11
Director Independence	11

COMMITTEES OF THE BOARD OF DIRECTORS	12
Compensation Committee Interlocks and Insider Participation	13

DIRECTORS’ COMPENSATION	14
2015 Fiscal Year Director Compensation Table	14

EXECUTIVE OFFICERS	15

COMPENSATION COMMITTEE REPORT	16

COMPENSATION DISCUSSION AND ANALYSIS	16

PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	32

PROPOSAL 3 - RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING MARCH 31, 2016	33

REPORT OF THE AUDIT COMMITTEE	34

SECURITY OWNERSHIP BY MANAGEMENT	36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	37

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSON TRANSACTIONS AND INDEMNIFICATION	38
Section 16(a) Beneficial Ownership Reporting Compliance	38
Related Person Transactions	38
Indemnification	38

OTHER MATTERS	39
Other Business	39
Annual Report on Form 10-K	39
Shareholder Proposals for the 2016 Annual Meeting	39
Results of the Annual Meeting	40
Additional Information About the Company	40

ePlus inc.	www.eplus.com

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of ePlus inc. ("we," "us," "our," or "the Company"), a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders or any adjournments or postponements of that meeting. The Annual Meeting of Shareholders will be held on September 10, 2015, at 8:00 a.m. at The Westin Washington Dulles Airport, 2520 Wasser Terrace, Herndon, Virginia 20171.

We will be using the "Notice and Access" method of furnishing proxy materials to you over the Internet. "Notice and Access" rules adopted by the Securities and Exchange Commission (the "SEC") permit us to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for fiscal year 2015, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. We believe that this process will provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials. On or about July 27, 2015, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and how to vote electronically over the Internet or request a printed set of the proxy materials. The Notice provides instructions on how to vote and identifies the items to be voted on at the Annual Meeting.  You may vote: (i) by Internet; (ii) by telephone; (iii) by requesting and returning a paper proxy card or voting instruction card; or (iv) by submitting a ballot in person at the Annual Meeting. You cannot vote by marking the Notice and returning it.  The Notice also contains instructions on how to receive a paper copy of the proxy materials. Most shareholders will not receive printed copies of the proxy materials unless they request them. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

Only holders of record of our common stock at the close of business on July 17, 2015 (the "Record Date"), will be entitled to vote at the Annual Meeting of Shareholders and any postponements or adjournments of that meeting. On the Record Date, we had 7,476,316 outstanding shares of Common Stock. Each share of common stock is entitled to one vote, and there is no cumulative voting.

You are voting on:

•	Election of the eight director nominees named in this proxy statement to serve for an annual term (Proposal No. 1);
•	An advisory vote on our executive compensation as disclosed in this proxy statement (Proposal No. 2);
•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2016 (Proposal No. 3).

Our Board of Directors recommends that you vote your shares as follows:

•	“FOR” each of the nominees to the Board (Proposal No. 1);
•	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal No. 2);
•	“FOR” ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2016 (Proposal No. 3).

How to Vote

Shareholders of Record.  If on the record date your shares were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record and you may vote using any of the following methods:

•	Internet. You may vote by going to the web address www.envisionreports.com/PLUS 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on September 9, 2015, and following the instructions for Internet voting shown on the Notice.

ePlus inc.	www.eplus.com

•	Telephone. You may vote by dialing 1-800-652-VOTE (8683) 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on September 9, 2015 and following the instructions for telephone voting shown on the Notice.
•	Mail. If you requested printed proxy materials or you receive a paper copy of the proxy card, then you may vote by completing, signing, dating and mailing the proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.
•	In person at the Annual Meeting. Shareholders of record may attend the Annual Meeting and vote in person.

Whichever method you use (other than voting in person), the named proxies will vote the shares of which you are the shareholder of record in accordance with your instructions. By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting, or any adjournments or postponements thereof. We do not know of any other business to be considered at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name.  If on the record date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.”  The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting.  You will receive instructions from your bank, broker or other nominee describing how to vote your shares. You may vote by proxy via the Internet by visiting www.envisionreports.com/PLUS and entering the control number found in the Notice forwarded to you by your bank, broker or other nominee. The availability of Internet voting may depend on the voting process of the organization that holds your shares.  If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form provided by your bank, broker or other nominee. The availability of telephone voting may depend on the voting process of the organization that holds your shares. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by filling out the voting instruction form and returning it in the envelope provided.  You are also invited to attend the Annual Meeting.  However, since you are not the shareholder of record you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Making Changes to Your Proxy.  You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a shareholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date (if you have opted for a printed set of materials), vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).
•	You may send a written notice that you are revoking your proxy to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia, 20171.
•	You may attend the Annual Meeting and vote in person. Attending the Annual Meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card or written notice of revocation must be received by the Corporate Secretary prior to the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other agent.  You may also vote in person at the Annual Meeting if you obtain a legally valid proxy from your broker or other agent as described above.

How Proxies are Voted

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

ePlus inc.	www.eplus.com

If you do not give specific voting instructions, your shares will be voted as described below.

Shareholders of Record. If you are a shareholder of record and indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board of Directors, or (if you have opted for a printed set of materials, you sign and return a proxy card without giving specific voting instructions) your shares will be voted as recommended by the Board of Directors by the persons named as proxies and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owner of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2016, (Proposal No. 3) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of directors (Proposal No. 1) and the advisory vote on executive compensation (Proposal No. 2), are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1 and No. 2.

Voted Requirements for Each Proposal

For proposal No. 1, Directors are elected by a plurality of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors subject to the Company’s director resignation policy should any director not receive a majority of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. In the election of directors, Proposal 1, you may vote FOR each of the nominees or your vote may be WITHHELD with respect to one or more of the nominees. Please note, however, that the Company’s Corporate Governance Guidelines provide that, in an uncontested election (that is, an election where the number of director nominees does not exceed the number of directors to be elected), if any nominee for director does not receive a majority of the votes cast, he is expected to tender his resignation in writing to the Chairman of the Nominating and Corporate Governance Committee, which resignation will be conditioned upon acceptance by the Board. The Nominating and Corporate Governance Committee shall evaluate the resignation tendered and shall make a recommendation to the Board whether to accept or reject the resignation, or whether other actions should be taken.  The Board shall act on each such resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, within 90 days following the certification of the election results.  If a director’s resignation is not accepted by the Board, then the director who tendered that resignation will continue to serve on the Board until the 2016 Annual Meeting of Shareholders and until his successor is elected and qualified, or until his earlier death, unconditional resignation or removal. For more information, please see our Corporate Governance Guidelines at www.eplus.com/Investors/Pages/Corporate-Governance-Guidelines.aspx.

For Proposal No. 2, the favorable vote of holders of a majority of the shares entitled to vote and present in person or by proxy at the meeting will be required for approval, on an advisory basis.  As advisory votes, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions.  Broker non-votes will have no effect.

Approval of Proposal No. 3 requires the affirmative vote of holders of a majority of shares entitled to vote and present in person or by proxy at the meeting.

ePlus inc.	www.eplus.com

Effect of Broker Non-Votes and Abstentions

A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to such matter.  A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Therefore, an abstention will not have any effect on the election of directors. Because each of the other proposals requires the affirmative vote of the holders of a majority of the shares present and entitled to vote on each such proposal in order to pass, an abstention will have the effect of a vote against each of the other proposals.

Quorum Requirements

A quorum of shareholders is necessary to hold a valid Annual Meeting.  A quorum will be present if at least a majority of the outstanding shares entitled to vote at the Annual Meeting are represented by proxy or by shareholders present in person at the Annual Meeting.  On the record date, there were 7,476,316 shares outstanding and entitled to vote.  Thus, at least 3,738,159 shares must be represented by proxy and by shareholders present and entitled to vote at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank), vote via Internet or by telephone, or if you vote in person at the Annual Meeting.  We will count abstentions and broker non-votes for purposes of determining a quorum.  If there is no quorum, the chairman of the Annual Meeting or holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another time or date.

Cost of Proxy Solicitation

The Company will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the proxy materials to beneficial owners.

PROPOSAL 1 - ELECTION OF DIRECTORS

(Proposal # 1)

The Board of Directors presently has eight members. The Board of Directors has nominated the directors, Messrs. Norton, Bowen, O’Donnell, Faulders, Herman, Hovde, Callies and Hunt to be elected to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.  Each of the nominees for election is currently a director of the Company and was selected by the Board of Directors as a nominee in accordance with the recommendation of the Nominating and Corporate Governance Committee. Biographical information as of June 30, 2015, for each nominee is provided below.

Unless otherwise instructed or unless authority to vote is withheld, all signed proxies will be voted for the election of the Board’s nominees. Each of the nominees has agreed to be named in this proxy statement and to serve if elected, and we know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before the election (which events are not currently anticipated), the proxy holders will vote for the election of such other person or persons as are nominated by the Board.

Vote Required

The eight nominees receiving the highest number of affirmative votes of the outstanding shares of the Company’s common stock present or represented by proxy and voting at the meeting, will be elected as directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified, subject to the Company’s director resignation policy should any director not receive a majority of the votes cast.

ePlus inc.	www.eplus.com

Recommendation of the Board

The Board of Directors unanimously recommends that you vote in favor of the election of Messrs. Norton, Bowen, O’Donnell, Faulders, Herman, Hovde, Callies and Hunt.

Phillip G. Norton, age 71, joined the Company in March 1993 and has served since as its Chairman of the Board and Chief Executive Officer.  Since September 1, 1996, Mr. Norton has also served as President of the Company.  Mr. Norton had extensive leasing experience prior to joining ePlus.  With over thirty years of senior management experience in the equipment leasing and equipment sales markets, Mr. Norton brings leadership, vision, and extensive business, operating, and financing experience to the Company.  He has tremendous knowledge of our markets, and since joining the Company in 1993, he has guided the expansion of our business lines and revenues.  Today, we are a provider of advanced technology solutions, leasing, and software with over $1 billion in annual revenues, as compared to our initial businesses of equipment leasing and brokerage with annual revenues of $40 million when the Company went public in 1996.  As CEO, Mr. Norton has led several successful capital raising initiatives, including our IPO and secondary offerings and two private equity rounds; multiple accretive acquisitions in three different business lines; the hiring and retention of numerous highly qualified personnel; and the development of strong industry relationships with key technology partners.  In June 2011, Mr. Norton began serving on the Board of Directors of The Northern Virginia Technology Council, the largest membership and trade association for the technology in the United States.

Prior to joining ePlus, Mr. Norton was the founder, Chairman of the Board of Directors, President and Chief Executive Officer of Systems Leasing Corporation, an equipment leasing and equipment brokerage company which he founded in 1978 and sold to PacifiCorp, Inc., a large Northwest utility, in 1986.  From 1986 to 1990, Mr. Norton served as President and CEO of PacifiCorp Capital, Inc., the leasing entity of PacifiCorp, Inc., which had over $650 million of leased assets.  From 1990 until 1993, Mr. Norton coached high school basketball and invested in real estate.  From 1970-1975, he worked in various sales and management roles for Memorex Corporation, a manufacturer of storage and communication equipment and from 1975-1978, he was Vice President of Federal Leasing Corporation, a provider of financing and logistics to federal, state, and local governments.

Mr. Norton is a 1966 graduate of the U.S. Naval Academy, with a Bachelor of Science in engineering, and served in the U.S. Navy from 1966-1970 as a Lieutenant in the Supply Corps.

Bruce M. Bowen, age 63, founded our company in 1990 and served as our President until September 1996. Beginning in September 1996, Mr. Bowen has served as our Executive Vice President and from September 1996 to June 1997 also served as our Chief Financial Officer.  In March 2014, Mr. Bowen stepped down as Executive Vice President, however, he continues to serve as an employee, focusing on business development and special projects. Mr. Bowen has served on the Board since our founding. Mr. Bowen is a 1973 graduate of the University of Maryland with a Bachelor of Science in Finance and in 1978 received a Masters of Business Administration in Finance from the University of Maryland.

Mr. Bowen has been in the equipment leasing business since 1975. Prior to founding the Company he served as Senior Vice President of PacifiCorp Capital, Inc.  In the past, he has served as Chairman of the Association for Government Leasing and Finance as well as various committees of the Equipment Leasing and Finance Association, which gave him a broad understanding of issues affecting our industry. During his leasing career, Mr. Bowen has participated in equipment lease financing in excess of $3 billion, involving many major vendors as well as government contractors. Throughout his leasing career, he has been responsible for finance and funding, and sales and operations activities, providing the Board with a vast array of knowledge in a multitude of industry-specific areas.

Terrence O’Donnell, age 71, joined our Board in November 1996 upon the completion of our IPO. Mr. O’Donnell is Of Counsel with the law firm of Williams & Connelly LLP in Washington D.C. He served as Executive Vice President, General Counsel and Chief Compliance Officer of Textron, Inc. from March 2000 and Corporate Secretary from 2009, until he retired from Textron Inc. on January 31, 2012. Mr. O’Donnell has practiced law since 1977, and from 1989 to 1992 served as General Counsel to the U.S. Department of Defense. Mr. O’Donnell served on the Board of Directors and the Compensation, Nominating and Audit Committees of IGI Laboratories, Inc., an NYSE-Amex Equities company from 1993 to 2009. Mr. O’Donnell is a 1966 graduate of the U.S. Air Force Academy and received a Juris Doctor from Georgetown University Law Center in 1971.

ePlus inc.	www.eplus.com

Mr. O’Donnell brings to the Board of Directors experience in a variety of capacities relevant to the business of the Company. His role at Textron Inc., a multi-industry company with global operations including a commercial finance subsidiary, as Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, provided valuable experience in business, finance, compliance, leasing, government procurement, environmental, health and safety, corporate and securities law, board and corporate governance, and internal controls, all of which complement directly his service on the Board of ePlus. His public service as a White House staff member for 5 years, 1972-1977, and as General Counsel of the Department of Defense, 1989-1992, have provided a deep understanding of the federal government and the governmental regulatory environment. His service on the board and committees of another public company, IGI, Inc. for some 16 years, including his chairmanship of the IGI Audit Committee for over 12 years, provides insight and experience relevant to his service on the Board of ePlus and his role as Chairman of the Audit Committee. His private practice experience at Williams & Connolly has also provided significant experience in regulatory matters, litigation, and securities and corporate law.

C. Thomas Faulders, III, age 65, joined our Board in July 1998. Mr. Faulders has been the President and Chief Executive Officer of the University of Virginia Alumni Association since 2006. Prior to that, Mr. Faulders served as the Chairman and Chief Executive Officer of LCC International, Inc. from 1999 to 2005 and as Chairman of Telesciences, Inc., an information services company, from 1998 to 1999. From 1995 to 1998, Mr. Faulders was Executive Vice President, Treasurer, and Chief Financial Officer of BDM International, Inc., a prominent systems integration company. Mr. Faulders also served as the Vice President and Chief Financial Officer of COMSAT Corporation, an international satellite communication company, from 1992 to 1995. Prior to this, Mr. Faulders served in a variety of executive roles at MCI, including Treasurer and Senior Vice President of Marketing. He has served on numerous boards in the past and has held roles as chairs of compensation, audit and governance committees. He is a 1971 graduate of the University of Virginia and in 1981 received a Masters of Business Administration from the Wharton School of the University of Pennsylvania.

Mr. Faulders’ extensive executive and financial experience in the telecommunications and high tech sectors enables him to assist ePlus directly in the oversight of financial and SEC reporting matters, and the knowledge and experience to provide insight and guidance in the formulation of strategic planning. He qualifies as an audit committee financial expert within the meaning of SEC regulations.

Lawrence S. Herman, age 71, joined our Board of Directors in March 2001. Until his retirement in July 2007, Mr. Herman was one of KPMG’s and BearingPoint’s most senior Managing Directors with responsibility for managing the strategy and emerging markets in the company’s state and local government practice. During his 40 year career with BearingPoint and KPMG, Mr. Herman specialized in developing, evaluating, and implementing financial and management systems and strategies for state and local governments around the nation, as well as mid-market companies and organizations. In many assignments during his 40 plus year career with KPMG and BearingPoint, Mr. Herman was responsible for directing teams which evaluated, designed and implemented systems of internal controls covering procurement, accounting and human resources systems. He has directed accounting systems integration projects for private sector as well as state and local governments, and several statewide performance and budget reviews for California, North Carolina, South Carolina, Louisiana, Oklahoma, and others, resulting in strategic fiscal and technology plans. He is considered to be one of the nation’s foremost state budget, financial accounting and fiscal planning experts. Mr. Herman received his Bachelor of Science degree in Mathematics and Economics from Tufts University in 1965 and his Masters of Business Administration in 1967 from Harvard Business School.

Mr. Herman’s senior executive role as Managing Director at both KPMG and BearingPoint provided him with significant expertise in private sector and public sector government systems and technology issues. These roles provide the Board and the Company with significant expertise and experience in market segments core to the Company's business.

ePlus inc.	www.eplus.com

Eric D. Hovde, age 51, joined our Board in November 2006. Mr. Hovde is the Chairman and Chief Executive Officer of H Bancorp, a $1.3 billion private bank holding company with banking operations on both the east and the west coast.  He is also the Chief Executive Officer of Hovde Capital Advisors, LLC, an asset management firm that focuses on investing in the financial services and real estate sectors of the public equity markets.   In this capacity, Mr. Hovde provides the investment team with strategic direction and guidance in their investment decisions. Additionally, Mr. Hovde is the Chief Executive Officer of Hovde Properties, LLC, a real estate management company where he oversees management of the company and all large development projects. He has over twenty years of experience in real estate investing and management.  Mr. Hovde previously was the CEO of Hovde Financial, an investment banking organization that he co-founded focused on the mergers and acquisitions of banks and thrifts. Mr. Hovde has also served as a director on numerous bank and thrift boards and currently serves as the Chairman of Sunwest Bancorp in Orange County, California. Mr. Hovde has also served on the boards and various committees of both public and private companies.

Mr. Hovde’s career has provided him with an expertise in the financial services industry and the investment management areas and, as such, he has been featured on numerous occasions on financial television and in national print media publications—including CNBC, Bloomberg TV, and The Wall Street Journal. His familiarity and understanding of the interplay between the economy and the financial and real estate markets has provided him with a knowledgeable perspective enabling him to act in multiple capacities – that of an executive, an industry commentator, and a financial industry expert.

Mr. Hovde is also the co-founder and a trustee of The Eric D. and Steven D. Hovde Foundation, a non-profit organization that actively supports two central missions - clinical research to find a cure for Multiple Sclerosis and charitable relief for children in desperate need. The Foundation has established Hovde Houses in: Huanuco, Peru; Mexico City, Mexico; Winneba, Ghana; Kigali, Rwanda; and Mombasa, Kenya. Mr. Hovde has also established a homeless shelter for children and their parents complete with casework managers and job training in his hometown of Madison, Wisconsin.

Mr. Hovde received his degrees in Economics and International Relations at the University of Wisconsin-Madison.

John E. Callies, age 61, joined our board on July 23, 2010. Mr. Callies was employed by IBM in various capacities for thirty-four years. Most recently, he served as general manager of IBM Global Financing from 2004 until his retirement in June 2010. With operations in 55 countries supporting 125,000 clients, he led the world's largest information technology financing and asset management organization and Mr. Callies was responsible for business direction and management of a portfolio of nearly $35 billion in total assets. Previously, as vice president, marketing, On Demand Business for IBM, Mr. Callies had company-wide responsibility for all marketing efforts in support of On Demand Business, along with leading the marketing management discipline for IBM. In 2003, Mr. Callies was appointed vice president, marketing and strategy, of IBM Systems Group. Prior to that, beginning in 1996 when he was named general manager, small and medium business, IBM Asia Pacific Corporation, based in Tokyo, Japan, Mr. Callies has filled roles in marketing and marketing management. In 1991 he was named general manager of IBM Credit Corporation’s end-user financing division, now called IBM Global Financing. His career at IBM Credit Corporation began in 1985, when he progressed through various executive positions in sales and operations. Mr. Callies is a former Chair of the Board of Governors of Fairfield Preparatory School in Fairfield, Connecticut and former member of the advisory board of Lehigh University. He is a Senior Advisor to McKinsey and Company and also serves on the Advisory Board of the Leeds School of Business at the University of Colorado. Mr. Callies is a 1976 graduate of Lehigh University.

Mr. Callies brings over thirty years of experience in the technology marketplace to the ePlus Board. In particular, his broad understanding of the computer reseller channel, financing and international markets will help the Company strengthen its position in the marketplace.

Ira A. Hunt, III, age 59, joined the Board in September 2014. Mr. Hunt is Chief Architect for Bridgewater Associates, a hedge fund located in Westport, Connecticut. He is also President and Chief Executive Officer of Hunt Technology, LLC, a private consulting practice focused on strategic IT planning, cyber and data-centric security, big data analytics, and cloud computing. He serves as a Senior Advisor to LLR Partners, a private equity investment firm. Mr. Hunt’s consulting portfolio spans startups and large established companies whom he advises on strategic product roadmaps, target markets, government contracting and other business opportunities.

ePlus inc.	www.eplus.com

In October 2013, after a 28 year career, Mr. Hunt retired from the Central Intelligence Agency (the “CIA”) as their Chief Technology Officer (“CTO”). As CTO, Mr. Hunt set the information technology strategic direction and future technology investment plan for the CIA. He was the conceptual and motivating force behind the CIA’s decision to acquire a copy of both the Amazon cloud and IBM’s Watson. Mr. Hunt developed the CIA’s Accelerated Technology Adoption Process to enable the CIA to dramatically speed-up its processes to discover, evaluate, acquire and implement new capabilities in support of its business requirements. This now often-copied process rebuilt and reinvigorated the CIA’s engagement with technology leadership across the spectrum from startups and the venture capital community in Silicon Valley, to corporate research labs and universities, to major product vendors and government contracting partners.

Prior to that, Mr. Hunt served as Director, Application Services, of one of the largest business units in the CIA. Mr. Hunt was responsible for building the mission software that the CIA’s core business activities—All-Source Analysis and Clandestine Collection and Operations—used to conduct their day-to-day work. Under his leadership, Application Services implemented agile software development techniques, achieved an impressive 86+% on-time and on-budget delivery, and shifted the CIA to a services-based IT architecture and environment.

Mr. Hunt began his CIA career in 1985 as an analyst in the CIA’s Directorate of Intelligence and subsequently served in positions of increasing responsibility across the organization to include: the Directorate of Intelligence, DCI’s Non-Proliferation Center, Crime Narcotics Center, and Open Source Program Office, and CIO. Mr. Hunt began his career in 1979 working as an aerospace engineer for Rockwell International and General Research Corporation. He holds a Bachelor of Engineering and Masters of Engineering in Civil/Structural Engineering from Vanderbilt University in Nashville, Tennessee.

Mr. Hunt currently serves on the Board of Directors for Mission Link, a non-profit organization focused on providing guidance and connections between innovative start-ups and small to medium companies with the Intelligence and Defense communities. He has served on the Armed Forces Communications and Electronic Association and was extremely active in his community’s youth sports programs spending many years as Treasurer of McLean Youth Inc, President of Langley Swim and Tennis Club, chief timer for Langley High School Swim Team, and as coach and manager of Great Falls and Arlington Travel Soccer teams.

Mr. Hunt’s experiences as a long-time Senior Executive at the CIA combined with the extensive network of relationships and connections he has built throughout the Venture Capital, Private Equity, and start-up communities bring an additional set of skills and opportunities to the Board. Recognized throughout his CIA career as strategic thinker and successful implementer, Mr. Hunt brings valuable insights into the direction that information technology is heading and the potential value proposition of these new capabilities to government and private sector organizations.

CORPORATE GOVERNANCE

Role of the Board of Directors

Our Board plays an active role in overseeing management and representing the interests of shareholders. Directors are expected to attend Board meetings and the meetings of committees on which they serve. Directors are also frequently in communication with management between formal meetings. During the fiscal year ended March 31, 2015, the Board met a total of seven times. All directors attended at least 75% of the total Board and committee meetings to which they were assigned in the fiscal year ended March 31, 2015.  The Company does not have a policy about directors’ attendance at the Annual Meeting of Shareholders. Six members of our Board attended the 2014 Annual Meeting of Shareholders.  Our Board of Directors has determined that six of our eight board members are “independent directors” as defined in NASDAQ Rule 5605(a)(2).  Of our two non-independent directors, Mr. Norton, who is Chairman of our Board, also serves as our Chief Executive Officer and President.  Mr. Bowen, who formerly was our Executive Vice President, moved to a business development and special projects role in March 2014.

ePlus inc.	www.eplus.com

Board Leadership Structure

Pursuant to our Corporate Governance Guidelines and Policies, which were most recently reviewed and revised in February 2015, the Company’s current practice is to combine the Chief Executive Officer and Chairman roles, coupled with a strong, independent, and clearly defined lead director position, which we believe further strengthens the governance structure.  The board believes this provides an efficient and effective leadership model for the Company, and that combining the chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.  Mr. C. Thomas Faulders, III currently serves as our Lead Independent Director.  Board oversight is further enhanced by the fact that all of the Board’s key committees – Audit, Compensation, and Nominating and Corporate Governance, are comprised entirely of independent directors.  The Board, as part of its regular review of the effectiveness of the Company’s governance structure, reviews at least annually whether combining the roles of CEO and Chairman continue to serve the best interests of the Company and its shareholders.

The Nominating and Corporate Governance Committee annually reviews and assesses the continuing effectiveness of the role of Lead Independent Director.  As provided in our Corporate Governance Guidelines and Policies, the Lead Independent Director’s responsibilities include:

•	Serve as a liaison between the CEO and independent directors;
•	Preside at regular executive sessions of independent directors, or at Board meetings when the Chairman is ill, absent, or otherwise unable to carry out the duties of Chairman;
•	Convene additional executive sessions of independent directors as needed, either at his own initiative or at the request of other independent directors;
•	In conjunction with the CEO, or committee chair as appropriate, determine board and committee agendas and the type of information that should be provided to the directors;
•	Discuss with the CEO the amount of time to be allotted for meeting agenda items, and have final approval of meeting agendas for the board and of information sent to the board;
•	Meet with ePlus shareholders, as appropriate; and
•	Review, in conjunction with the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee, factors that may affect a director’s independence.

The lead independent director also occasionally approves non-material changes to corporate policies, when proposed changes arise outside the board’s scheduled review process.

The Board’s Role in Risk Oversight

The Board oversees the Company’s enterprise risk management process.  Management reviews the process with the full Board on a periodic basis, including identification of key risks and steps taken to monitor or mitigate them.  Although the full Board is responsible for this oversight function, the Audit, Compensation and Nominating and Corporate Governance Committees assist the Board in discharging its oversight duties.  Accordingly, while each of the three committees contributes to the risk management oversight function by assisting the Board in the manner outlined below, the Board itself remains responsible for the oversight of the Company’s risk management program.

The Audit Committee discusses with management and the independent auditor, as appropriate, (i) risks related to its duties and responsibilities as described in its charter, (ii) management’s policies and processes for risk assessment and risk management and (iii) in the period between the Board’s risk oversight reviews, management’s evaluation of the Company’s major risks and the steps management has taken or proposes to take to monitor and mitigate such risks.  The Company’s Compensation Committee reviews risks related to the subject matters enumerated in its charter, including the Company’s compensation programs and plans and incentive compensation and equity plans.  The Nominating and Corporate Governance Committee considers risks related to the subject matters for which it is responsible, primarily corporate governance matters and related person transactions.

Standard of Conduct and Ethics

We are committed to ethical behavior in all that we do.  Our Standard of Conduct and Ethics applies to all of our directors, officers and employees. It sets forth our policies and expectations on a number of topics, including our commitment to promoting a fair workplace, avoiding conflicts of interest, compliance with laws (including insider trading laws), appropriate relations with government officials and employees, and compliance with accounting principles.

ePlus inc.	www.eplus.com

We also maintain a toll-free hotline through which concerns may be raised regarding accounting or financial reporting matters, or other matters of concern.  The hotline is available to all employees, 7 days a week, 24 hours a day, in English and in Spanish. Employees using the hotline may choose to remain anonymous. All hotline inquiries are forwarded to a member of our Audit Committee, as well as to our general counsel and vice president of human resources.

Our Standard of Conduct and Ethics is posted on our website at http://www.eplus.com/ethics.  Printed copies of the Standard of Conduct and Ethics may be obtained by shareholders, without charge, by contacting Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia 20171. We intend to make any required disclosures regarding any amendments of our Standard of Conduct and Ethics or waivers granted to any of our directors or executive officers on our website at www.eplus.com.

Identifying and Evaluating Nominees for Directors

Each year, the Nominating and Corporate Governance Committee recommends to the Board the slate of directors to serve as nominees for election by the shareholders at the Annual Meeting.  Incumbent directors standing for reelection are evaluated by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, which includes reviewing the incumbent’s capabilities, availability to serve, independence and other relevant factors.  The process for identifying and evaluating candidates to be nominated to the Board starts with an evaluation of a candidate by the Chairman of the Committee, followed by the Committee in its entirety. Director candidates may also be identified by shareholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience, and capabilities on the Board of Directors, including factors such as technical experience, IT business expertise, financial experience, and ability to contribute toward business development. Furthermore, any member of the Board of Directors shall meet the following criteria:

•	Unquestioned personal ethics and integrity;
•	Possess specific skills and experience aligned with ePlus’ strategic direction and operating challenges;
•	Bring to the Board diversity in skills and experience that complement the overall composition of the Board;
•	Have a history of core business competencies of high achievement;
•	Possess a demonstrated record of success, financial literacy and history of making good business decisions and exposure to best practices;
•	Demonstrate interpersonal skills that maximize group dynamics;
•	Be enthusiastic about ePlus; and
•	Have sufficient time to become fully engaged.

Additionally, the Nominating and Corporate Governance Committee annually reviews the Board’s size, structure, composition and functioning, to ensure an appropriate blend and balance of diverse skills and experience. Diversity may encompass a candidate’s gender, race, national origin, educational and professional experiences, expertise and specialized or unique technical backgrounds and/or other tangible or intangible aspects of the candidate’s qualifications in relation to the qualifications of the then current board members and other potential candidates. The Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity should be applied in identifying or evaluating director candidates, and diversity is but one of many factors the Nominating and Corporate Governance Committee may consider.

Shareholder Nominees

Shareholder proposals for nominations to the Board should be submitted to the Corporate Secretary of the Company as specified in the Company’s Bylaws.  The information requirements for any shareholder proposal or nomination can be found in Section 2.8 of our Bylaws, available at http://www.eplus.com/bylaws.  Proposed shareholder nominees are communicated to the Nominating and Corporate Governance Committee and are considered in the selection process for nominees to be included among the director candidates to be recommended to the Board.

ePlus inc.	www.eplus.com

Communications with the Board of Directors

Persons interested in communicating with the directors regarding concerns or issues may address correspondence to a particular director, to the Board, or to the independent directors generally, in care of ePlus inc. at 13595 Dulles Technology Drive, Herndon, Virginia 20171.  If no particular director is named, letters will be forwarded, as appropriate and depending on the subject matter, by the General Counsel to the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee.  The General Counsel reviews such communications for spam (such as junk mail or solicitations) or misdirected communications.

Director Independence

Our Board has reviewed the relationships concerning independence of each director on the basis of the definition of “independent” contained in the Nasdaq Marketplace Rules and our Corporate Governance Guidelines and Policies, a copy of which is available on our website at http://www.eplus.com/corporate-governance-guidelines.  Guideline No. 13 of our Corporate Governance Guidelines and Policies provides that the Board of Directors has determined that the following relationships will not be considered material relationships that would impair a director's independence:

Business Relationships

•	The Company does business with a director’s business affiliate or the business affiliate of an immediate family member of a Director for goods or services, or other contractual arrangements, in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons and the annual revenues or purchases from such business affiliate are less than the greater of $200,000 and 1% of such person’s consolidated gross revenues;
•	A company (of which a Director or an immediate family member is an officer) does business with the Company and the annual sales to, or purchases from, the Company during such other company’s preceding fiscal year are less than the greater of $200,000 and 1% of the gross annual revenues of such other company;
•	A law firm of which a Director or an immediate family member is a partner or of counsel performs legal services for the Company, the Director or the immediate family member does not personally perform any legal services for the Company, and the annual payments to such law firm are less than the greater of $200,000 and 1% of such law firm’s consolidated gross revenues;
•	An investment bank or consulting firm of which a Director or an immediate family member is a partner or of counsel performs investment banking or consulting services for the Company, the Director or the immediate family member does not personally perform any investment banking or consulting services for the Company and the annual payments to such investment bank or consulting firm are less than the greater of $200,000 and 1% of such investment bank’s or consulting firm’s consolidated gross revenues; and
•	The Director serves on a regularly constituted advisory board of the Company, for which such Director receives standard fees of no more than $50,000 per annum.

Relationships with Not-for-Profit Entities

•	A foundation, university or other not-for-profit organization of which a Director or immediate family member is an officer, director or trustee receives from the Company contributions in an amount which does not exceed the greater of $100,000 and 1% of the not-for-profit organization’s aggregate revenues during the entity’s preceding fiscal year. (The Company’s automatic matching of employee charitable contributions, if any, are not included in the Company’s contributions for this purpose.)

In accordance with that review, our Board has made a subjective determination as to each independent director that no relationships exist that, in our Board’s opinion, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by management with regard to each director’s business and personal activities as they may relate to our business and our management.

ePlus inc.	www.eplus.com

The Board has determined that the following current directors, Messrs. O’Donnell, Hunt, Herman, Faulders, Hovde and Callies are independent under the Nasdaq Marketplace Rules and in accordance with the Corporate Governance Guidelines and Policies. The Board has also determined that the members of each committee of the Board are independent under the listing standards of the Nasdaq Marketplace Rules for the respective committees on which they serve.  In determining the independence of the directors, the Board additionally considered the relationships described under “Related Person Transactions,” which it determined were immaterial to the individuals’ independence.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established standing Audit, Compensation, and Nominating and Corporate Governance committees.  Membership in each of these committees, as of March 31, 2015, is shown in the following table:

Audit	Compensation	N&CG
Terrence O’Donnell (Chairman)	John E. Callies (Chairman)	Lawrence S. Herman (Chairman)
C. Thomas Faulders, III	C. Thomas Faulders, III	Terrence O’Donnell
Lawrence S. Herman	Eric D. Hovde	Eric D. Hovde
John E. Callies	Ira A. Hunt, III	Ira A. Hunt, III

All Directors, including committee chairs, served on the respective committees listed above for the entire year ending March 31, 2015, except that on November 4, 2014, Mr. Hunt, who was elected to the board in September 10, 2014, joined the Compensation and Nominating and Corporate Governance Committees, which had vacancies resulting from Milton E. Cooper, Jr.’s retirement.

The table below identifies the number of meetings held by each committee in the fiscal year ended March 31, 2015, provides a brief description of the duties and responsibilities of each committee, and provides general information regarding the location of each committee’s charter.

Audit Committee (10 meetings)

Duties and Responsibilities	General Information
•   Appoint, compensate, retain and oversee the work of the independent auditor engaged for the purpose of preparing or issuing an audit report and performing other audit, review or attest services for the Company;
•   Discuss the annual audited financial statements with management and the Company’s independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;
•   Discuss the Company’s unaudited financial statements and related footnotes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of the Company’s Form 10-Q for each interim quarter with management and independent auditor, as appropriate;
•   Provide oversight of the Company’s internal audit function; and
•   Discuss the earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies with management and the independent auditor, as appropriate.

•   Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
•   Reviewed its charter in December 2014 and made minor changes.
•   Copy of the Audit Committee charter can be viewed at the Corporate Governance section of our website at http://www.eplus.com/Investors/Pages/Committee-Charters.aspx.
•   Audit Committee Report begins on page 34.
•   The Board has determined that each member of the Audit Committee is independent within the meaning of the listing standards of the NASDAQ Marketplace Rules and applicable SEC regulations.
•   The Board has determined that Mr. Faulders is an Audit Committee financial expert within the meaning of SEC regulations.

ePlus inc.	www.eplus.com

Compensation Committee (6 meetings)

Duties and Responsibilities	General Information
•   Review the effectiveness of the Company’s executive compensation programs;
•   Review and approve goals and objectives for the Company’s executive officers.  The Committee evaluates and sets the compensation of our Chief Executive Officer, Phillip G. Norton.  Mr. Norton evaluates and makes recommendations regarding the compensation of our other executive officers, and the Committee has the authority to approve or revise such recommendations;
•   Administer the Company’s equity benefit plans.  The Committee may not delegate the authority to grant equity awards to the Company’s management;
•   Review and approve the Company’s general compensation strategy and the competitiveness of our executive officers;
•   Direct responsibility for the appointment, compensation and oversight of any work of any Compensation consultant, legal counsel or other advisor retained by the Committee, and the Company must provide adequate funding for same; and
•   Review and approve, or review and recommend to the board, employment agreements, severance and change in control agreements for the Company’s executive officers.

•   Reviewed its charter in December 2014 and determined that no changes were necessary.
•   Copy of the Compensation Committee charter can be viewed at the Corporate Governance section of our website at http://www.eplus.com/Investors/Pages/Committee-Charters.aspx.
•   See also the Compensation Committee Interblocks and Insider Participation on page 13.
•   See also the Compensation Committee Report on page 16.

Nominating and Corporate Governance Committee (6 meetings)

Duties and Responsibilities	General Information
•   Select and recommend to the Board nominees for director;
•   Make recommendation to the Board concerning the composition of committees;
•   Oversee the evaluation of the Board and each of its committees;
•   Review and recommend to the Board compensation of non-employee directors;
•   Review our related party transaction policy, and any related party transactions;
•   Oversee management development and succession planning; and
•   Review and assess the adequacy of our corporate governance framework, including our Certificate of Incorporation, Bylaws, and Corporate Governance Guidelines, and making recommendations to the Board as appropriate.

•   Reviewed its charter in December 2014 and determined that no changes were necessary.
•   Copy of the Nominating and Corporate Governance Committee charter can be viewed at the Corporate Governance section of our website at http://www.eplus.com/Investors/Pages/Committee-Charters.aspx.
•   A copy of our Corporate Governance Guidelines can be found on our website at http://www.eplus.com/Investors/Pages/Corporate-Governance-Guidelines.aspx.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of the four independent directors listed above. No member of the Compensation Committee is a current, or during fiscal 2015 was a former, officer or employee of the Company or any of its subsidiaries. During fiscal 2015, no member of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. In fiscal 2015, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

ePlus inc.	www.eplus.com
DIRECTORS’ COMPENSATION

The following table sets forth the compensation for the members of the Board of Directors of ePlus for the fiscal year ended March 31, 2015. Mr. Norton, the Company’s Chairman of the Board, President and Chief Executive Officer, and Mr. Bowen, the Company’s founder, who currently performs a business development and special projects role as an employee with the Company, do not receive any additional compensation for their service as a director. Mr. Norton’s compensation is reported under “Executive Compensation” herein and accordingly is not included in the following table.  As Mr. Bowen is not an executive officer, his compensation is included in the below Director Compensation table.

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation.  For the fiscal year ended March 31, 2015, each non-employee director received an annual cash retainer of $75,000, paid in quarterly installments, or, alternatively, at the director’s election, a director may receive his cash compensation in non-forfeitable restricted stock. In addition, each non-employee director will receive an annual grant of restricted stock having a fair market value on the date of grant (determined without regard to the restrictions applicable thereto) equal to the aggregate dollar amount of cash compensation earned by a non-employee director during the Company’s fiscal year ended immediately prior to the annual grant date.  All awards of restricted stock vest ratably over two years.  Upon joining the Board, a new non-employee director will receive a pro-rata share of restricted stock awarded to the other non-employee directors, based on the number of days the new non-employee director will serve before the next regularly scheduled annual grant date (i.e., September 25th). These pro-rata awards will also vest ratably over two years.  The restricted stock grants described in this paragraph are rounded down, to avoid a fractional share award.

Directors are also reimbursed for their out-of-pocket expenses incurred to attend Board or committee meetings.

2015 Fiscal Year Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	Nonqualifieid Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John E. Callies	75,000	74,984	-	-	-	-	149,984
Ira A. Hunt, III	41,576	78,011	-	-	-	-	119,587
C. Thomas Faulders, III	75,000	74,984	-	-	-	-	149,984
Lawrence S. Herman	75,000	74,984	-	-	-	-	149,984
Eric D. Hovde	75,000	74,984	-	-	-	-	149,984
Terrence O'Donnell	75,000	74,984	-	-	-	-	149,984
Bruce Bowen (4)	303,750	-	-	-	69,810	3,300	376,860
Milton E. Cooper, Jr. (5)	33,424	-	-	-	-	-	33,424

(1)	The above table reflects fees earned during the fiscal year 2015. Pursuant to our 2008 Non-Employee Director Long-Term Incentive Plan, directors may make a stock fee election, through which they receive shares of restricted stock in lieu of cash compensation. The stock fee elections are made on a calendar year basis, and the stock grant is made on the first business day after the end of each quarter of board service. The number of shares received is determined by using the Fair Market Value of a share of common stock, as defined in the 2008 Director LTIP, rounded down to avoid a fractional share.

ePlus inc.	www.eplus.com

For the fiscal year ended March 31, 2015, two directors received restricted stock instead of cash as set forth below:

Director(s) Who Received Shares in Lieu of Cash	Board Service Time	Number of Shares Granted
Messrs. Hovde and O'Donnell	April 1, 2014 - June 30, 2014	322
Messrs. Hovde and O'Donnell	July 1, 2014 - September 30, 2014	334
Messrs. Hovde and O'Donnell	October 1, 2014 - December 31, 2014	274
Mr. O'Donnell	January 1, 2015 - March 31, 2015	212

(2)	The values in this column represent the aggregate grant date fair values of the fiscal year 2015 restricted stock awards, computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB Topic 718”).

(3)	As of March 31, 2015, the aggregate number of nonvested restricted stock shares and all stock options outstanding for each director was as follows:

Name	Number of Restricted Stock Shares	Number of Stock Options
John E. Callies	1,939	-
Ira A. Hunt, III	1,393	-
C. Thomas Faulders, III	1,939	-
Lawrence S. Herman	1,939	-
Eric D. Hovde	3,877	-
Terrence O'Donnell	3,877	-
Bruce Bowen	5,309	-

(4)	Director Bruce Bowen is a non-executive officer employee. The above table reflects compensation paid to him as an employee, not as a director. The "Nonqualified Deferred Compensation Earnings" reflects the increase in cash benefit under the Supplemental Benefit Plan from April 1, 2014, until its expiration on August 11, 2014. A more detailed description can be found in the Executive Compensation section, under the subheading, “Supplemental Benefit Plan.” Mr. Bowen’s compensation also includes a $3,300 company match to his 401(k) plan.

(5)	Mr. Cooper retired from the Board when his term ended on September 10, 2014.

 EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each person who was an executive officer of ePlus on June 30, 2015.  There are no family relationships between any director or executive officer and any other director or executive officer of ePlus.  Additional information relating to Mr. Norton, who is the Chairman of our Board and an executive of the Company, may be found in the section entitled “Proposal 1 – Election of Directors.”

Name	Age	Position
Phillip G. Norton	71	Chief Executive Officer

Elaine D. Marion	47	Chief Financial Officer

Mark P. Marron	54	Chief Operating Officer

Steven J. Mencarini	59	Senior Vice President of Business Operations

ePlus inc.	www.eplus.com

The business experience of each non-director executive officer of ePlus is described below.

Elaine D. Marion joined us in 1998.  Ms. Marion became our Chief Financial Officer on September 1, 2008.  Since 2004, Ms. Marion served as our Vice President of Accounting.  Prior to that, she was the Controller of ePlus Technology, inc., a subsidiary of ePlus, from 1998 to 2004. Ms. Marion is a graduate of George Mason University, where she earned a Bachelor’s of Science degree with a concentration in Accounting.

Mark P. Marron joined our subsidiary ePlus Technology, inc. in 2005 as Senior Vice President of Sales.  On April 22, 2010, he was appointed as Chief Operating Officer of ePlus inc. and President of ePlus Technology, inc. Prior to joining us, from 2001 – 2005 Mr. Marron served as senior vice president of worldwide sales of NetIQ. Prior to joining NetIQ, Mr. Marron served as senior vice president and general manager of worldwide channel sales for Computer Associates International Inc. Mr. Marron has a Bachelor’s of Science degree in Computer Science from Montclair State University.

Steven J. Mencarini joined us in June 1997.  On September 1, 2008, he became our Senior Vice President of Business Operations.  Prior to that, he served as our Chief Financial Officer.  Prior to joining us, Mr. Mencarini was Controller of the Technology Management Group of CSC. Mr. Mencarini joined Computer Sciences Corporation (“CSC”) in 1991 as Director of Finance and was promoted to Controller in 1996. Mr. Mencarini is a graduate of the University of Maryland and received a Masters of Taxation from American University in 1985.

Each of our executive officers is chosen by the Board and holds his or her office until his or her successor shall have been duly chosen and qualified or until his or her death or until he or she resigns or is removed by the Board.

COMPENSATION COMMITTEE REPORT

The information contained in this report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective any general incorporation of this proxy statement by reference.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management.  Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis, as it appears below, be included in this proxy statement and incorporated by reference into the Company’s 2015 Annual Report on Form 10-K.

Submitted by the Compensation Committee

John E. Callies (Chairman)
C. Thomas Faulders, III
Eric D. Hovde
Ira A. Hunt, III

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables under “Executive Compensation” following this discussion:

Phillip G. Norton	Chairman, President and Chief Executive Officer
Elaine D. Marion	Chief Financial Officer
Mark P. Marron	Chief Operating Officer
Steven J. Mencarini	Senior Vice President

ePlus inc.	www.eplus.com

Executive Summary

The Compensation Committee oversees the executive compensation program and determines the compensation for the Company’s executive officers.  The Company believes the compensation program for the named executive officers contributed to the Company’s financial performance in fiscal year 2015.  During the 2015 fiscal year:

•	operating income rose 17.7% to $70.7 million, up from $60.1 million in fiscal year 2014;
•	earnings before taxes increased 30.3% to $78.3 million from $60.1 million in fiscal year 2014; and
•	the Company’s share price increased from $55.76 on March 31, 2014, to $86.93 on March 31, 2015, an appreciation of 55.9%.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial, ethical and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests.  Our executive compensation program evolves and is adjusted over time to support ePlus’ business goals and promote both short- and long-term profitable growth of the Company. Cash compensation consists primarily of base salary and payments under our annual executive incentive plan that, for the fiscal year ended on March 31, 2015, are based on three company financial performance metrics. Historically, the executive incentive plan metrics were comprised one-half of company financial performance metrics, and one-half on individual goals, such as completing specified projects, improving certain processes, and growing specific areas of the business.  The metrics were changed to exclusively financial performance metrics beginning April 1, 2014.  This change was made in order to provide a more objective, quantifiable measurement for better accountability.  Additionally, using only financial performance metrics enables the Company to utilize the IRS Code Section 162(m) exclusion, thus reducing the Company’s tax liability.  Equity-based compensation is used to align compensation with the long-term interests of ePlus’ shareholders by focusing our executive officers on increasing shareholder value.

The compensation for our named executive officers presently consists of three elements— base salaries, annual performance-based cash bonuses, and long-term equity awards in the form of restricted stock—that are designed to reward performance in a straightforward manner. The annual bonus program provides incentives for executives to help achieve the Company’s annual financial goals and to focus on certain business goals. Restricted stock awards provide incentives for executives to remain employed by the Company and to create and maintain long-term value for shareholders, since the shares vest over a multi-year period.  These components of the program are directly linked to the principle that executive compensation should be based on performance.

The Company’s executive compensation program is also intended to promote and maintain stability within the executive team. Except as noted below, all restricted stock awards made to the named executive officers to date vest over a three-year vesting period.  In June 2014, Mr. Norton received a grant of restricted stock which will vest over a two-year vesting period, and in June 2015 Ms. Marion and Mr. Marron each received a grant of restricted stock which will vest over a five-year period.  Each named executive officer has been an employee of the Company for at least 15 years, other than Mr. Marron who joined the Company in 2005. The Company expects each named executive officer to contribute to the Company’s overall success as a member of the executive team rather than focus solely on specific objectives within the officer’s area of responsibility.

The Company believes its executive compensation program is simple in design and serves the Company and its shareholders well.

Objectives of Our Compensation Program

The Compensation Committee and ePlus’ management believe that compensation is an important tool that should help recruit, retain and motivate the employees that the Company will depend on for current and future success.  The primary objectives of the Compensation Committee are to design and administer a compensation program for our named executive officers to:

•	attract, retain, and reward highly qualified and experienced executives;
•	align compensation with our business objectives and performance;

ePlus inc.	www.eplus.com

•	provide incentives for the creation of long-term shareholder value; and
•	reward achievement of performance goals.

2014 Say on Pay Vote

The Company held its first advisory vote on executive compensation (colloquially referred to as “Say on Pay”) at its Annual Meeting of shareholders in 2011, at which time shareholders also recommended that the Say on Pay vote be held annually.  Consequently, at our Annual Meeting of shareholders in September 2014, we included a Say on Pay proposal for our shareholders to provide an advisory vote.  Approximately 79% of the votes cast at that meeting voted in favor of our executive compensation.  Proposal No. 2 in this proxy statement provides for an advisory shareholder vote on the Company’s executive compensation program in fiscal year 2015.  The Compensation Committee evaluated the results of the 2014 advisory vote, together with the other factors and data discussed in this Compensation Discussion and Analysis in determining executive compensation policies and decisions.  The committee considered the vote results and did not make any significant changes to our executive compensation policies and decisions directly as a result of the 2014 advisory vote.

Executive Compensation Decision-Making Process

Role of Compensation Committee and Chief Executive Officer

The Compensation Committee generally establishes the components of our compensation program and may evaluate the components from time to time.  The Compensation Committee is responsible for evaluating and setting the compensation for our Chief Executive Officer, Phillip G. Norton.  Mr. Norton does not participate in the Compensation Committee’s deliberations or decisions with regard to his compensation.  Each year, the Compensation Committee conducts an evaluation of each named executive officer to determine if changes in the officer’s compensation are appropriate based on the considerations described below.  Mr. Norton is responsible for evaluating and recommending to the Compensation Committee the amount of compensation of our other named executive officers, Elaine D. Marion, Mark P. Marron, and Steven J. Mencarini.  The Compensation Committee reviews such recommendations from Mr. Norton and has the authority to approve, reject or revise such recommendations.  The Compensation Committee gives considerable weight to Mr. Norton’s evaluation of the other named executive officers because of his direct knowledge of each executive officer’s performance and contributions.  The decisions of the Compensation Committee regarding the amount of compensation to be paid to Messrs. Norton, Marron, and Mencarini, and Ms. Marion do not require review or approval by our Board of Directors.  See “Components of Compensation and 2015 Compensation Determinations” below for an analysis of how compensation is determined.

The Role of the Compensation Consultant

The Company established the overall features of its current compensation program in September 2009.  At that time, the Compensation Committee retained the services of Towers Perrin (now Towers Watson), an independent compensation advisory firm, to perform a review of our executive compensation program.  Towers Watson performed several subsequent reviews of our executive compensation program.  Most recently, Towers Watson was retained by the Compensation Committee in June 2015 and June 2013.  The review includes a competitive review of our executive total compensation for our named executive officers, including base salary, annual cash incentive, total cash compensation (base salary plus annual cash incentives), long-term incentives, total direct compensation (total cash compensation plus long-term incentives), and severance provisions.  While Towers Watson provided general observations on the Company’s compensation programs, it did not determine or recommend the amount or form of compensation for the named executive officers.  In the past, Towers Watson has also performed some additional compensation-related services, such as a review of executive stock ownership guidelines, review of board compensation, and a compensation assessment for select employees who are not named executive officers.  The Committee has considered the independence of its compensation consultant and has not identified any conflicts of interest regarding the services of its consultant or the consultant’s employees.

ePlus inc.	www.eplus.com

The Role of Peer Companies and Benchmarking

The Compensation Committee reviews compensation practices at peer companies as part of its decision-making process so it can set total compensation levels that it believes are reasonably competitive. The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “above the median” or equity compensation at a particular percentile. Furthermore, the Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the named executive officers.

In June 2015, the Committee considered whether to update the composition of our peer group.  After a review, which included the advice of Towers Watson, with regard to our CEO and CFO positions, the Committee established the revised peer group listed below:

Ciber, Inc.	Black Box Corp.	CDW Corporation
PCM, Inc. (f/k/a PC Mall)	Datalink Corporation	ScanSource, Inc.
PC Connection Inc.	Insight Enterprises, Inc.	ManTech International Corp.

In determining our peer group, we considered our revenue, net earnings, earnings before interest, taxes, depreciation and amortization (“EBITDA”), market capitalization, number of employees, ISS-selected peers, Industry GICS Code, and companies with whom we compete for customers.  We also view a number of other companies as potential peers, however, because they are privately held, no compensation data was available for those entities and they were not included in our peer group.

Compared to our June 2013 peer group, one company, MAXIMUS, was removed, as we believe they are less similar to our business.  Another company, SoftChoice, was removed as it went private and compensation data is therefore no longer available.  Two companies, ManTech International and ScanSource were added, as they matched our screening criteria.

Sufficient proxy data were not available for Mr. Marron or Mr. Mencarini’s positions.  For each of their positions, Towers Watson utilized two survey databases, the 2014 Towers Watson – General Industry Executive, and the 2015 Culpepper Executive Compensation Survey.

In the case of Mark Marron, both surveys matched Mr. Marron’s position for revenue scope and job responsibilities.  The most closely matched survey position description, for both surveys, is:

Provide strategic and operational direction to multiple line operating units such as product development, marketing, and/or customer and product support.  Assist CEO and board of directors to establish strategic objectives and operating policies and procedures to ensure attainment of organizational objectives.  Evaluate results within business units to determine if organizational objectives are being met.  Establish and coordinate responsibilities and procedures among subordinate divisions and department.

Also in the case of Mr. Mencarini, sufficient proxy data was not available for Senior Vice President of Business Operations positions, and the survey analysis matched his position as follows, for each survey:

Survey and Position	Position Description
2014 Towers Watson – General Industry Executive; Top Administration Executive (Major Functions)	Has primary responsibility for the administrations of two or more major staff functions such as finance, government relations, public relations, legal, human resources or information technology.
2015 Culpepper Executive Compensation Survey; Senior Operations Executive
Oversees the organization’s various operations functions.  Responsible for operational and financial performance.  Develops and implements policies and procedures for all facilities and processes within operating units.  Works closely with various departments to ensure organizational standards are being met and operational processes are efficient and in compliance with established standards and regulations.  Evaluate the implementation of new systems and procedures.

ePlus inc.	www.eplus.com

Components of Compensation and 2015 Compensation Determinations

Our named executive officer compensation program is based upon:

•	base salary;
•	annual performance cash bonuses paid pursuant to our Executive Incentive Plan; and
•	long-term equity-based awards under our shareholder-approved 2012 Employee Long-Term Incentive Plan, or “Employee LTIP.”

The named executive officers are also eligible to participate in the Company’s health and welfare programs, 401(k) plan, and other broad-based programs on the same basis as other employees.  Also, Mr. Mencarini has been compensated through a Supplemental Benefit Plan, or Supplemental Plan.  The Supplemental Plan terminated in August 2014.  As more fully described below, in Deductibility of Named Executive Officer Compensation, Mr. Mencarini received the first of two payments relating to the Supplemental Plan in November 2014, and the second payment in April 2015.  The Board and Compensation Committee no longer employ the Supplemental Plan as part of the executive compensation program.

Cash Compensation

Base salaries and cash bonuses comprise the named executive officers’ cash compensation.  The Committee targets base salaries and cash bonuses for our named executive officers at competitive levels, i.e., generally near the median for executives in positions with similar responsibilities within the compensation peer group, while also taking into consideration the long-term compensation provided by our equity grants to our named executive officers.  Base salaries represent a fixed (non-variable) cash payment and cash bonuses are short-term performance-based cash payments.  The cash bonuses for the fiscal year ended March 31, 2015 are based on three company financial metrics, which were set by the Committee within 90 days of the start of the fiscal year.

Base Salaries.  As described above, the Compensation Committee retained the services of Towers Watson in June 2015 to perform a review of our executive compensation program.  The Compensation Committee concluded in June 2015 that the base salary for Mr. Norton, Mr. Marron, and Ms. Marion should be adjusted.  Beginning June 10, 2015, the Compensation made adjustments to the annual base salary for three of our executive officers.  Ms. Marion’s annual base salary was adjusted from $400,000 to $415,000.  Based on the peer review, Mr. Norton’s annual base salary was adjusted from $650,000 to $795,000, and Mr. Marron’s annual base salary was adjusted from $475,000 to $525,000.  Generally, the Committee sets base salary near the median for our peer group, based on information provided by Towers Watson, while also acknowledging that individual base salaries may vary based on factors such as individual responsibilities, complexity of position versus that of the market benchmark(s), performance, experience, future potential, and other, non-cash compensation received by each individual executive. The annual base salary was not adjusted during the fiscal year ended March 31, 2015 for any of the executive officers.

Performance Cash Bonuses.  For the fiscal year ended March 31, 2015, our executives’ cash bonuses were based on the following three metrics:   earnings before tax (“EBT”), percentage increase in gross profit from services (“Services”) and financing origination volume (“Origination”).   The target bonus for the fiscal year ended on March 31, 2015, was $450,000 for Mr. Norton, $200,000 for Ms. Marion, $275,000 for Mr. Marron, and $137,500 for Mr. Mencarini.  In each case, the executives’ bonus opportunity is capped at twice their respective target.

ePlus inc.	www.eplus.com

The Company’s current Executive Incentive Plan was amended and restated, effective April 1, 2014 (the “2014 A&R EIP” or the “Executive Incentive Plan”), pursuant to its approval by shareholders in September 2014.  Messrs. Norton, Marron and Mencarini and Ms. Marion were named as participants in the plan for the fiscal year ended March 31, 2015.  The 2014 A&R EIP provides for performance-based goals, which may enable “Covered Awards” to “Covered Employees” (as defined thereunder) based on such performance goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).  The Executive Incentive Plan also permits awards which are not intended to qualify as performance-based compensation under Section 162(m).  The performance goals under the 2014 A&R EIP were presented to shareholders for approval at our 2014 Annual Meeting of shareholders.  Those performance goals were approved by 98.5% of votes present and entitled to vote.   The 2014 A&R EIP also includes a provision for an adjusted award in the event it is determined that an award was paid based on incorrect financial results, and permits the Compensation Committee to require, to the extent permitted by law, reimbursement by the participant of any amount paid to or received by the participant with respect to such an award.  The 2014 A&R EIP further provides that cash payments under the plan are subject to recovery by the Company to the extent required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and any regulations promulgated thereunder.

The Executive Incentive Plan is administered by the Compensation Committee, which has full authority to determine from among executive employees of the Company the participants in the Executive Incentive Plan, the terms and amounts of each participant’s minimum, target and maximum awards, and the period during which the performance is to be measured.  Awards for any particular participant for each fiscal year under the 2014 A&R EIP are subject to a maximum of  $1,250,000 for fiscal years beginning on and after April 1, 2014.

The award opportunity under the 2014 A&R EIP is based on a target amount, which is adjusted based on the level of attainment of financial performance as set forth in each participant’s award agreement and payouts range between 0% to 200% of target award amounts. The 2015 performance weights and target amounts for each participant were as follows:

	EBT		Services		Origination
Named Executive Officer	Percentage of Total Bonus	Target Amount ($)	Percentage of Total Bonus	Target Amount ($)	Percentage of Total Bonus	Target Amount ($)
Phillip G. Norton	70.0%	315,000	20.0%	90,000	10%	$45,000
Elaine D. Marion	70.0%	140,000	20.0%	40,000	10%	$20,000
Mark P. Marron	70.0%	192,500	20.0%	55,000	10%	$27,500
Steven J. Mencarini	70.0%	96,250	20.0%	27,500	10%	$13,750

The plan provides that EBT is to be adjusted to exclude the incentive compensation accrued by the Company under the Executive Incentive Plan, and earnings are to be adjusted to exclude any income, gain or loss attributable to the business operations of any entity acquired by the Company during the 2015 fiscal year, and certain fees and income relating to litigation matters.  The Executive Incentive Plan also permits the exclusion of all items of income, gain or loss determined by the Board to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business.

Bonus payouts range between 0% and 200%, depending on the level of achievement of the performance metrics, as follows:

	Achievement Goals
Performance Level	Earnings Before Taxes		Percentage Increase in Gross Profit from Services	Financing Originaion Volume
Maximum	n/a	(1)	n/a (1)	n/a	(1)
Target	$63,243,000		22.60%	$260,000,000
Threshold (75% of Target)	$47,432,250		16.95%	$195,000,000
Below Threshold	<$47,432,250		<16.95%	<$195,000,000

(1)	Each executive’s bonus payout is capped at 200% of the total target. The threshold and escalators for each goal is as follows: (a) if 100% or more of the goal is achieved, the EIP payout for that goal is equal to 100% of the target, plus 5% for each percentage point over 100% of the target; (b) if 75% or more of the goal is achieved but less than 100% of the goal is achieved, the EIP payout for that goal is equal to 50% of the target, plus 2% for each percentage point over 75% of the target; and (c) if less than 75% of the goal is achieved, the EIP payout for that goal is zero.

ePlus inc.	www.eplus.com

The achievement of the performance metrics is set forth below.  All executives had the same financial performance targets.

Performance Criteria	Target	Achievement
Earnings Before Taxes	$64,305,072	$81,202,364	(1)
Services	22.6%	14.8%
Origination	$260,000,000	$297,686,687

(1)	Actual earnings before taxes were adjusted to add back the incentive compensation acrued by the Company of $1,993 thousand and $896 thousand relating to an entity acquired by the Company during the fiscal year.

At the conclusion of the fiscal year ended March 31, 2015, the Compensation Committee determined which of the financial objectives described under the Executive Incentive Plan and in the award agreements were achieved. There were no waivers or modifications to any specified performance targets, goals or conditions with respect to the Executive Incentive Plan. The following table details the annual incentive cash payments earned in the fiscal year ended March 31, 2015 (but paid in the subsequent fiscal year) for each named executive officer:

Named Executive Officer	2015 Annual Incentive Cash Payment ($)	2014 Annual Incentive Cash Payment ($)	% Change 2015 to 2014(1)
Phillip G. Norton	806,475	374,000	116%
Elaine D. Marion	358,433	179,170	100%
Mark P. Marron	492,846	238,647	107%
Steven J. Mencarini	246,423	122,074	102%

(1)	The increase from last year results primarily from a change to the structure of the EIP award payments. Prior to the fiscal year ended March 31, 2015, the executives’ cash bonuses were capped at their target bonus. Beginning April 1, 2014, each of the executives’ incentive plan is capped at twice the target amounts. Each award agreement has a floor and a ceiling escalation clause, such that if the Company fails to reach at least 75% of the target, then he or she receives no cash bonus for that target. However, should the Company exceed the target, then he or she will receive a specified amount in excess of the target, the total of which is capped at twice the target.

Long-Term Equity Compensation

The Compensation Committee believes long-term equity awards are the most effective way to attract and retain a talented executive team and align executives’ interests with those of shareholders.  Our long-term equity compensation is focused on rewarding long-term growth in shareholder value.  When determining the level of the grant, the Committee considers each named executive officer’s functional and enterprise management responsibilities, potential contributions to the Company’s profitability and growth, the value of prior long-term incentive grants and other non-cash compensation (such as, in the case of Mr. Mencarini, participation in the Supplemental Benefit Plan), an analysis of how the Company performed on multiple financial metrics as compared to its peers, data from the 2015 Towers Watson report referenced above, and each executive’s total compensation, including cash compensation.  However, the Committee does not use a formula or assign a particular weight to any one factor in determining equity award grant levels.  Rather, the Committee’s determination of grant levels is subjective, and the Committee grants awards that it believes in its judgment are reasonably competitive.

ePlus inc.	www.eplus.com

In determining the number of shares to award, the Committee also reviewed the salary and cash bonus of each executive officer, and contemporaneously reviewed the June 2015 Towers Watson report. With regard to functional and enterprise management responsibilities, Mr. Norton and Ms. Marion have company-wide responsibility for strategic planning and risk management, SEC filings, profitability and growth.  Mr. Norton’s responsibilities further include responsibility for organic growth or a financially and strategically viable acquisition that meets certain criteria, and an increase in sales in each of the Company’s two business segments.  Ms. Marion’s responsibilities include such matters as overseeing the financial and IT functions of the organization, timely and accurate filings with the SEC, overseeing the internal control environment, and managing the Company’s participation in internal and external audits.  Mr. Marron is our Chief Operating Officer, and is also the president of our subsidiary, ePlus Technology, inc., which is part of the technology segment and encompasses more than 90% of the Company’s total revenue.  His responsibilities include participating in setting strategic objectives for the Company as a whole, achieving specified growth in certain areas, and other tasks which are critical to the efficient and effective functioning of a team that consists of over 700 sales and marketing, and professional services employees.  Our Senior Vice President of Business Operations, Mr. Mencarini, manages the insurance aspect of our risk management process, as well as our proposals group, contracts and human resources departments.  He is not responsible for profitability or growth, and leads a team of approximately two dozen people.

The Company believes that restricted stock helps to create incentives for performance and further align the interests of executives with those of shareholders because a restricted stock’s value increases or decreases in conjunction with the Company’s stock price.  In addition, the Company believes granting awards with long vesting periods creates a substantial retention incentive and encourages the named executive officers to focus on the Company’s long-term business objectives and stock performance.  To date, all restricted shares granted to executive officers or other employees vest over a three-year period, except for a grant made in June 2014 to Mr. Norton, which vests over a two-year period, and grants made in June 2015 to Mr. Marron and Ms. Marion, which vest over a five-year period.

Consistent with the philosophy described above, the Compensation Committee awarded restricted stock in fiscal 2015 to each of the named executive officers. The awards, which will vest over a two-year period for Mr. Norton and a three-year period for the remaining executives, are all subject to each named executive officer’s continued service to the Company, with limited exceptions, such as death or a change in control.  The grants consisted of 15,500 shares for Mr. Norton, 13,600 shares for each of Ms. Marion and Mr. Marron, and 1,300 shares for Mr. Mencarini.  All of the grants were made on June 12, 2014.

Other Aspects of Our Executive Compensation Program

Benefits and Perquisites

Our named executive officers receive a variety of benefits, including the following benefits that are available to all full-time employees:

•	health plans which encompass medical, dental, vision, prescription drug and mental health services (employee shares cost);
•	pre-tax health and dependent care flexible spending accounts;
•	group life insurance and accidental death and disbursement ("AD&D") insurance coverage (company paid) and supplemental life and AD&D insurance coverage (employee pays cost);
•	life and AD&D coverage for spouses and dependents (employee paid);
•	long-term disability insurance coverage equal to 60% of base salary up to a maximum benefit of $120,000 per year (employee shares cost);
•	family and medical leave;
•	401(k) plan and discretionary match; and
•	workers’ compensation insurance.

Additionally, pursuant to his employment agreement, our Chief Executive Officer Mr. Norton is entitled to be reimbursed by us, not more often than once annually, for his participation in an executive health assessment program.

In some years, certain of our executive officers have received certain company-paid travel and entertainment costs for their families to attend a company sales meeting (hereinafter “Sales Meeting”) which is attended by our high-achieving sales persons.  All attendees at that meeting are likewise eligible to have their families attend the meeting with the Company’s paying the same costs as for the other employees’ families.

ePlus inc.	www.eplus.com

Stock Ownership Guidelines and Return of Incentive Compensation by Named Executive Officers

On February 9, 2012, our Board of Directors adopted Stock Ownership Guidelines for our executive officers, to further align the interests of our executive officers with the interests of our shareholders.  The guidelines are expressed as a multiple of the executives’ base salary as of April 1, 2012, or as of the date they are identified as executive officers (if subsequent to April 1, 2012).  Our Chief Executive Officer is expected to retain stock ownership valued at a multiple of three times his annual base salary, and other executive officers are expected to reach a multiple of one time their annual base salary.  Executive officers are expected to retain one-half of all equity grants until such time as the target stock ownership is reached.  The guidelines may be waived at the discretion of  our Compensation Committee in the event of an extraordinary expense (such as, for example, housing or higher education needs), or if compliance would create a severe hardship or prevent an executive from complying with a court order, as in the case of a divorce or other property settlement.  However, the Company expects such instances to be rare, and has not granted any waivers.  At this time, all of our executive officers meet their respective guideline requirement.

Beginning with our fiscal year ended March 31, 2012, our Executive Incentive Plan provides that in the event an award was paid based on incorrect financial results, the Compensation Committee will review the payment.  If the amount of the payment would have been lower had the level of achievement of applicable financial performance goals been calculated based on the correct financial results, the Compensation Committee may, in its sole discretion, decrease the amount of such payment so that it reflects the amount that would have applied based on the correct financial results, and, to the extent permitted by applicable law, require the reimbursement by the participant of any amount paid to or received by the participant with respect to such award.  Additionally, the Executive Incentive Plan provides that cash payments under the plan are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.

Deductibility of Named Executive Officer Compensation

Within our performance-based compensation program, one goal is to compensate our named executive officers in a manner that is tax-effective for the Company. Under Section 162(m) of the Internal Revenue Code, annual compensation in excess of $1 million for a taxable year to each of a company’s CEO and three other most highly compensated executive officers (except for the Chief Financial Officer) (“Covered Employees”) that is not paid pursuant to a plan approved by shareholders and does not satisfy the performance-based exception of Section 162(m) is not deductible as a compensation expense for federal income tax purposes.  Executive compensation is also subject to other limitations as to deductibility.

Because qualified performance-based compensation is not subject to the $1 million deduction limit per taxable year for each Covered Employee if certain requirements are met, one consideration in our executive compensation program is to structure most at-risk elements for awards under the Executive Incentive Plan so as to qualify those elements as performance-based compensation.   Our 2014 A&R EIP will enable us to structure awards so as to qualify as performance-based compensation.  For the fiscal year ended March 31, 2015, the payments made under the 2014 A&R EIP to Messrs. Norton, Marron and Mencarini will qualify as performance-based.  Additionally, during the fiscal year ended March 31, 2015, Mr. Mencarini became entitled to a payment under a Supplemental Benefit Plan.  The Supplemental Benefit Plan was structured so that a portion of the payment could be, and in fact was, deferred to the fiscal year ending March 31, 2016, in order to not exceed the $1 million limit for a taxable year.

In addition, our Employee LTIP was structured so that, in the discretion of the Compensation Committee, certain equity awards may be made to the Covered Employees that are intended to constitute qualified performance-based compensation under Section 162(m). Awards structured in such manner may not be subject to the respective $1 million annual deduction limitation per Covered Employee.  However, to date no awards under the Employee LTIP will qualify for that exception from the Section 162(m) deduction limitation.

Hedging, Short Sales and Pledging Policies

Our Insider Trading Policy applies to all of our employees and directors.  Under the policy, our directors, officers, and employees who are “Insiders” (as defined in the Policy) are absolutely prohibited from buying or selling put options, call options, or other derivatives of Company stock, and from short sales of our Company stock.  All trades of Company stock by directors, executive officers, and Insiders require pre-approval from our General Counsel, and must be made in accordance with the Policy.

ePlus inc.	www.eplus.com

EXECUTIVE COMPENSATION

The following table includes compensation information concerning compensation paid to or earned by the named executive officers for each of the years they were so designated during fiscal years 2015, 2014, and 2013.

2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)(3)	Total ($)

Phillip G. Norton – Chairman of the	2015	650,000	-	887,065	-	374,000	-		10,380	1,921,445
Board, President	2014	627,500		849,508		280,000			10,461	1,767,469
and Chief Executive Officer	2013	560,000	-	702,822	-	280,000	-		4,316	1,547,138

Elaine D. Marion – Chief Finanical	2015	400,000	-	778,328	-	179,170	-		11,722	1,369,220
Officer	2014	393,750		749,566		187,500			10,087	1,340,903
	2013	358,333	-	468,656	-	187,500	-		6,565	1,021,054

Mark Marron – Chief Operating	2015	475,000	-	778,328	-	238,647	-		13,866	1,505,841
Officer	2014	468,750		749,566		225,000			14,582	1,457,898
	2013	450,000	-	468,656	-	225,000	-		5,098	1,148,754

Steven J. Mencarini – Senior Vice	2015	275,000	-	74,399	-	122,074	55,650	(4)	7,745	534,868
President	2014	275,000		75,101		137,500			103,834	591,435
	2013	275,000	-	52,019	-	137,500	-		96,734	561,253

(1)	The values in this column represent the aggregate grant date fair values of restricted stock awards, computed in accordance with Codification Topic, Compensation – Stock Compensation. Assumptions used in calculating these values may be found in Note 10 of our financial statements in our 2015 Form 10-K. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. Each of these amounts reflects our expected aggregate accounting expense for these awards as of the grant date and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers.

(2)
These amounts reflect cash payments made under our Executive Incentive Plan during fiscal 2015, 2014, and 2013, which reflect compensation earned during each prior respective fiscal year.  A detailed description of the fiscal 2015 payments can be found in the Compensation Discussion and Analysis under the heading, “Components of Compensation and 2015 Compensation Determinations” and subheading, “Cash Compensation.”

(3)	Each of our executive officers received other compensation in the form of an employer 401(k) match (which is available on the same terms as to all employees), and travel and entertainment costs for the executives’ family to attend the Sales Meeting for our high-performers and executives. Pursuant to his employment agreement,

ePlus inc.	www.eplus.com

Mr. Norton is also entitled to reimbursement for an annual executive physical. The amounts received by each are enumerated below:

	Employer 401(k) match	Sales Meeting	Annual Physical	Total Other Compensation
Phillip G. Norton	$3,300	$6,507	$573	$10,380
Elaine D. Marion	$3,300	$8,422	-	$11,722
Mark Marron	$1,784	$12,082	-	$13,866
Steven J. Mencarini	$3,300	$4,445	-	$7,745

(4)	This amount reflects the increase in the cash benefit under the Supplemental Benefit Plan from April 1, 2014 until its expiration on August 11, 2014. A more detailed description can be found in the Executive Compensation section, under the subheading “Supplemental Benefit Plan.”

Fiscal Year 2015 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)(2)	Underlying Options (#)	Option Awards ($/Sh)	and Option Awards ($)(3)
Phillip G. Norton	6/12/2014				15,500	-	-	887,065
		22,500	450,000	900,000
Elaine D. Marion	6/12/2014				13,600	-	-	778,328
		10,000	200,000	400,000
Mark P. Marron	6/12/2014				13,600	-	-	778,328
		13,750	275,000	550,000
Steven J. Mencarini	6/12/2014				1,300	-	-	74,399
		6,875	137,500	275,000

(1)	These amounts reflect award opportunities under the Executive Incentive Plan and as described more fully in the Compensation Discussion and Analysis under the heading “Components of Compensation and 2015 Compensation Determinations” and subheading “Cash Compensation.” Threshold amounts represent the minimal level of achievement of the lowest weighted financial performance metric, and maximum amounts represent 200% of target values. Actual payments with respect to the awards for 2015 are disclosed in the Non-Equity Incentive Plan Compensation column of the 2015 Summary Compensation table.
(2)	These amounts represent number of shares of restricted stock granted to the named executive officers under our Employee LTIP. Awards granted to the executive officers and reflected in the 2015 Grants of Plan-Based Awards table above vest equally over a three-year period, except that the shares granted to Mr. Norton vest equally over a two-year period.
(3)	These amounts represent the full grant date fair value of the restricted stock granted in fiscal 2015. This represents the aggregate amount that we expected to expense for such grants in accordance with FASB Topic 718 over the grants’ respective vesting schedules. We do not include any impact of estimated forfeitures related to service-based vesting terms in these calculations. These amounts reflect our expected aggregate accounting expense for these awards as of the grant date and do not necessarily correspond to the actual values that will be expensed by us or realized by the named executive officers. Assumptions used in calculating these values with respect to restricted stock awards may be found in Note 10 of our 2015 Form 10-K.

ePlus inc.	www.eplus.com

Outstanding Equity Awards At March 31, 2015

The following table provides information concerning the outstanding equity-based awards as of March 31, 2015.  No named executive officer held any unexercised stock options as of March 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Phillip G. Norton	-	-	-	-	-	32,578	2,832,006
Elaine D. Marion	-	-	-	-	-	27,100	2,355,803
Mark P. Marron	-	-	-	-	-	27,100	2,355,803
Steven J. Marcarini	-	-	-	-	-	2,706	235,233

(1)	Except as noted below, the vesting schedule for all restricted stock awards is one-third of the award per year at each of the first three annual anniversaries of the grant date. The June 12, 2014 grant to Mr. Norton vests in two equal portions on the first two anniversaries of the grant date.
(2)	The market value was computed by multiplying the closing price of our stock on March 31, 2015 ($86.93) by the number of shares of restricted stock in the previous column.

2015 Option Exercises and Stock Vested

The following table provides information regarding shares of stock acquired upon vesting of restricted stock during the 2015 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Phillip G. Norton	-	-	22,174	1,279,292
Elaine D. Marion	-	-	15,842	913,764
Mark P. Marron	-	-	15,842	913,764
Steven J. Mencarini	-	-	1,721	99,274

(1)	Market value was computed by multiplying the closing price of our common stock on the day of vesting by the number of stock awards.

ePlus inc.	www.eplus.com

2015 Nonqualified Deferred Compensation

The following table shows the contributions to, the earnings of, and the distribution from, each named executive officer's account under the Company's nonqualified deferred compensation plan for fiscal year 2015.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Phillip G. Norton	-	-	-	-	-
Elaine D. Marion	-	-	-	-	-
Mark P. Marron	-	-	-	-	-
Steven J. Mencarini	-	55,650	-	581,826	-

(1)	The amounts in this column are reported in "Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table.
(2)	This amount reflects a lump sum cash distribution Mr. Mencarini received as a result of the expiration of our Supplemental Benefit Plan. An additional payment of $221,610 was deferred until April 15, 2015, as a result of the Company’s ability to defer payment until the beginning of our 2016 fiscal year in order to not exceed the $1 million threshold under which executive compensation is not deductible by the Company.

Supplemental Benefit Plan

On February 28, 2005, our Board approved the adoption of an ePlus inc. Supplemental Benefit Plan for Mr. Mencarini, Mr. Bowen and the other then-executive officer other than Mr. Norton. The plans were developed and designed to provide these executive officers with a long-term incentive plan outside of the Company’s normal incentive plans.

The Supplemental Benefit Plan is unfunded and nonqualified and was designed to provide Mr. Mencarini and Mr. Bowen with a cash benefit that is payable only upon the earlier to occur of:

•	death;
•	termination of employment; or
•	the expiration of the plan.

The plan expired on August 11, 2014, and at that time Mr. Mencarini and Mr. Bowen had the right to receive a single lump sum cash distribution.  The terms of the plan enabled the Company to defer payment of a portion of that lump sum until the beginning of our subsequent fiscal year, in order to not exceed the $1 million threshold under which executive compensation is not tax-deductible by the Company.  As a result, during the fiscal year ended March 31, 2015, Mr. Mencarini received a distribution of $581,826, and during the fiscal year ended March 31, 2016 he received an additional distribution of $221,610. During the fiscal year ended March 31, 2015, Mr. Bowen received a one-time lump sum of $1,098,233.

Incentive Plan Awards Paid to Named Executive Officers

On April 25, 2011, the Compensation Committee of the Board of Directors of the Company modified the ePlus inc. Executive Incentive Plan (formerly known as the “Cash Incentive Plan”), which was effective as of April 1, 2011.    In September 2014, the Company submitted a proposal to shareholders to approve performance goals and other material terms of a new Executive Incentive Plan (the “2014 A&R EIP” or the “Executive Incentive Plan”).  Ninety-eight percent of votes present and entitled to vote at our September 2014 Annual Meeting of shareholders approved the performance goals and other material terms.

The Executive Incentive Plan is administered by the Compensation Committee of the Board, which has full authority to determine the participants in the Executive Incentive Plan, the terms and amounts of each participant’s threshold, target and maximum awards, and the period during which the performance is to be measured.

ePlus inc.	www.eplus.com

At the conclusion of the fiscal year ended March 31, 2015, the Compensation Committee determined which of the performance objectives described under the Executive Incentive Plan were achieved.  A cash payment to each respective executive was based on the level of attainment of the applicable performance objectives.

The award amount paid is a percentage of salary target award, based on the level of attainment of the applicable performance goals as set forth in each participant’s award agreement.  The 2015 performance criteria and their relative weights for all participants were:

Description of Goal	Percentage of Award
Earnings Before Tax	70%
Percentage increase (over the prior year) of services gross profit	20%
Financing Origination Volume	10%

As described above under “Compensation Discussion and Analysis – Components of Compensation and 2015 Compensation Determinations – Cash Compensation”, in accordance with the Executive Incentive Plan’s provisions, such earnings were adjusted to exclude the incentive compensation accrued by the Company under the Executive Incentive Plan, and to exclude effects attributable to the business operations of an entity acquired by the Company during the fiscal year ended March 31, 2015.  For the fiscal year ended March 31, 2015, Mr. Norton’s cash incentive was capped at $900,000, Mr. Marron’s at $550,000, Ms. Marion’s at $400,000, and Mr. Mencarini’s at $275,000.  There were no waivers or modifications to any specified performance targets, goals or conditions with respect to the Executive Incentive Plan.

Long-Term Equity Incentive Plans

We currently have two long-term equity incentive plans in effect.  Our 2008 Non-Employee Director Long-Term Incentive Plan, or the “Director LTIP,” was approved by our shareholders at our September 2008 Annual Meeting.  In September 2012, shareholders approved our 2012 Employee Long-Term Incentive Plan, or the “Employee LTIP” or the “2012 Employee LTIP.”  The 2012 Employee LTIP authorizes 750,000 shares for grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards to our employees.

The Employee LTIP is administered by the Compensation Committee, and is designed to encourage our employees to acquire a proprietary interest in the growth and performance of ePlus, thus enhancing the value of ePlus for the benefit of its shareholders, and to enhance our ability to attract and retain exceptionally qualified individuals.  We have issued grants of restricted stock to our executive officers and other employees under our 2012 Employee LTIP.

Employment Agreements

We entered into employment agreements (collectively, the “Agreements”) with each of our named executive officers.  The forms of the agreements have been changed from time to time over the years to address tax or legal developments, or to reflect changes to compensation.  Each employment agreement and amendment thereto is approved by our Compensation Committee.

The current term of the agreement with Mr. Norton will terminate on July 31, 2016.  Mr. Norton's agreement was most recently amended to reflect his annual base salary increase to $795,000, effective June 10, 2015.  Ms. Marion, Mr. Marron and Mr. Mencarini each entered into Amended and Restated employment agreements effective August 1, 2013.  Each of their agreements provides for an initial employment term through July 31, 2014, and is automatically renewed for successive one-year periods, unless either the executive or the Company provides notice of termination 60 days prior to July 31 of each year.  To date, each agreement has annually renewed.  Ms. Marion and Mr. Marron entered into amendments to their employment agreements, each effective June 9, 2015, in which their annual base salary was increased to $415,000 and $525,000, respectively.

The following table presents the annual base salary levels for each executive named officer pursuant to his or her most recent employment agreement.  As Messrs. Norton and Marron and Ms. Marion’s compensation was increased effective June 10, 2015, the actual fiscal 2015 salaries set forth in the above Summary Compensation Table differ from the table below.  With the exception of annual executive physical and six weeks’ annual vacation for Mr. Norton, the Agreements do not provide for any specific perquisites or other personal benefits for the named executive officers during the terms of their employment, other than those available to all our full-time employees.

ePlus inc.	www.eplus.com

Name	Base Salary as of June 10, 2015
Phillip G. Norton	$795,000
Elaine D. Marion	$415,000
Mark P. Marron	$525,000
Steven J. Mencarini	$275,000

All of our Agreements with our named executive officers provides that bonuses or other compensation are subject to recovery by the Company to the extent required by the Dodd-Frank Act and Sarbanes-Oxley and any regulations promulgated thereunder.  This provision does not apply to time-vested stock options, restricted stock or restricted stock units which are not awarded, granted or vested based on financial measure required to be reported under the securities laws.  The agreements also provides that in the event a severance payment would be subject to the excise tax provided in IRS Code Section 280G, the executive will receive a lesser payment if he or she would receive a greater after-tax benefit.  This will better enable the Company to obtain a tax deduction.

The Agreements also all additionally include certain non-competition and non-solicitation provisions, which serve to protect the Company’s business interests in the event the executive’s employment terminates.  Prior to receiving any of the severance described below, the Agreements require each executive to execute a release of possible specified claims against the Company and to certify that the executive has complied with the confidentiality, intellectual property, non-competition, non-solicitation, conflict of interest, and return of property requirements in the Agreements.

The Agreements with our named executive officers provide the following benefits in the event an executive’s employment terminates upon the termination of the agreement, or if the employment (a) terminated during the term of the agreement due to death or disability (as defined in the Agreements), is terminated by the executive for “good reason” (as defined in the agreement, or is terminated by the Company for any reason other than for “good cause” (as defined in the agreement).  “Good reason” includes termination of employment by the Executive for any reason within 90 days after a change in control, as defined in the 2008 Employee Long-Term Incentive Plan (with respect to Mr. Norton), or as defined in the 2012 Employee Long-Term Incentive Plan.

Termination by executive for good reason or by the Company for any reason other than for good cause

•	In the case of Mr. Norton, 2.2 times his base salary; in the case of Mr. Marron, an amount equal to one year base salary plus 5% of his base salary for every month of the fiscal year in which his employment is terminated; and in the case of Ms. Marion and Mr. Mencarini, an amount equal to one year base salary plus 4.17% of his or her base salary for every month of the fiscal year in which his or her employment is terminated; and
•	Payments equal to the total monthly costs of the executive’s health benefits in effect at the time of the termination for 18 months in the case of Mr. Norton, and 12 months for the remaining executive officers.

In addition to the benefits provided by the Agreements, for all employees, including executives, restricted stock vests upon termination of employment as a result of the employee’s death or disability, or upon a change in control, as defined in the 2012 Employee Long-Term Incentive Plan.

Estimated Payments Upon Termination or Change in Control

For a description of the termination provisions included in the named executive officers’ respective employment agreements, see the disclosure under “Employment Agreements” above.  The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment, assuming a March 31, 2015, termination date and using the closing price of $86.93 per share of our common stock as of March 31, 2015.

ePlus inc.	www.eplus.com

Termination Without Cause Payment As Of March 31, 2015

Name	Salary ($)		Bonus ($)	Accrued and Unused Vacation ($)		Health and Benefits Continuation ($)		Accelerated Vesting of Restricted Stock	Supplemental Benefit Plan ($)		Total ($)
Phillip G. Norton	1,430,000	(1)	-	62,498	(4)	20,891	(5)	-	-		1,513,389
Elaine D. Marion	600,160	(2)	-	38,460	(4)	19,606	(6)	-	-		658,226
Mark P. Marron	760,000	(3)	-	45,672	(4)	21,151	(6)	-	-		826,823
Steven J. Mencarini	412,610	(2)	-	26,442	(4)	21,151	(6)	-	221,610	(7)	681,813

(1)	Base salary times 2.2.
(2)	One year annual base salary, plus an amount equal to 4.17% of the executive’s base salary, multiplied by the number of months during which the executive was in the employment of the Company during the fiscal year in which employment was terminated.
(3)	One year annual base salary, plus an amount equal to 5% of the executive’s base salary, multiplied by the number of months during which the executive was in the employment of the Company during the fiscal year in which employment was terminated.
(4)	Accrued vacation as of March 31, 2015.
(5)	Continuation of health benefits for eighteen months.
(6)	Continuation of health benefits for one year.
(7)	Payments under the Supplemental Benefit Plans. See "2015 Nonqualified Deferred Compensation - Supplemental Benefit Plans” above.

Termination Upon A Change In Control Payment As Of March 31, 2015

Name	Salary ($)		Bonus ($)	Accrued and Unused Vacation ($)		Health and Benefits Continuation ($)		Accelerated Vesting of Restricted Stock ($)		Supplemental Benefit Plan ($)		Total ($)
Phillip G. Norton	1,430,000	(1)	-	62,498	(4)	20,891	(5)	2,832,006	(7)	-		4,345,395
Elaine D. Marion	600,160	(2)	-	38,460	(4)	19,606	(6)	2,355,803	(7)	-		3,014,029
Mark P. Marron	760,000	(3)	-	45,672	(4)	21,151	(6)	2,355,803	(7)	-		3,182,626
Steven J. Mencarini	412,610	(2)	-	26,442	(4)	21,151	(6)	235,233	(7)	221,610	(8)	917,046

(1)	Base salary times 2.2.
(2)	One year annual base salary, plus an amount equal to 4.17% of the executive’s base salary, multiplied by the number of months during which the executive was in the employment of the Company during the fiscal year in which employment was terminated.
(3)	One year annual base salary, plus an amount equal to 5% of the executive’s base salary, multiplied by the number of months during which the executive was in the employment of the Company during the fiscal year in which employment was terminated.
(4)	Accrued vacation as of March 31, 2015.
(5)	Continuation of health benefits for eighteen months.
(6)	Continuation of health benefits for one year.
(7)	Total number of unvested restricted shares multiplied by the per share closing price of our common stock on the NASDAQ Global Select Market on March 31, 2015.
(8)	Payments under the Supplemental Benefit Plans. See "2015 Nonqualified Deferred Compensation - Supplemental Benefit Plans” above.

ePlus inc.	www.eplus.com

Termination Upon Death Or Disability Payment As Of March 31, 2015

Name	Salary ($) (1)	Bonus ($)(2)	Accrued and Unused Vacation ($) (3)	Accelerated Vesting of Restricted Stock ($) (4)	Supplemental Benefit Plan ($) (5)	Total ($)
Phillip G. Norton	975,000	450,000	62,498	2,832,006	-	4,319,504
Elaine D. Marion	400,000	200,000	38,460	2,355,803	-	2,994,263
Mark P. Marron	475,000	275,000	45,672	2,355,803	-	3,151,475
Steven J. Mencarini	275,000	137,500	26,442	235,233	1,681,532	2,355,707

(1)	Reflects payment due in the event of incapacity. In the event of death, no additional salary payments are due.
(2)	The Compensation Committee has some discretion with regard to the severance in the event of death or incapacity. The above reflects payment of the Target bonus.
(3)	Accrued vacation as of March 31, 2015.
(4)	Total number of unvested restricted shares multiplied by the per share closing price of our common stock on the NASDAQ Global Select Market on March 31, 2015.
(5)	Payments under the Supplemental Benefit Plans in the event of death. See "2015 Nonqualified Deferred Compensation - Supplemental Benefit Plans” above.

Equity Compensation Plan Information

The following table provides information as of March 31, 2015, about our common stock that may be issued upon the exercise of options, warrants, and rights under our prior equity compensation plans. It also provides information regarding the number of securities available for future issuance under our current equity compensation plans, under which there are no outstanding options, warrants or rights.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	-	n/a	733,837	(1)
Equity compensation plans not approved by security holders
Total	-		733,837

(1)	This number includes 139,117 shares reserved for issuance under the 2008 Non-Employee Director Long-Term Incentive Plan and available for future restricted stock awards, and 594,720 shares reserved for issuance under the 2012 Employee Long-Term Incentive plan and available for future awards.

PROPOSAL 2 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

(Proposal # 2)

Our Board of Directors proposes that shareholders provide advisory (non-binding) approval of the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal).  We recognize the interest our shareholders have in the compensation of our executives, and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Act.

ePlus inc.	www.eplus.com

As described in detail under the heading “Compensation Discussion and Analysis,” our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, while ensuring alignment of their interests with shareholders’ interests.  Our named executive officers are critical to our success, and our compensation program is designed to reward them for their service to the Company, the achievement of specific performance goals, and the realization of increased shareholder value.  The Compensation Committee reviews the compensation programs for our named executive officers, at least annually, to ensure the fulfillment of our compensation philosophy and goals.  The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s recent and long-term success.

Please read the “Compensation Discussion and Analysis,” beginning on page 16, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, and the summary compensation table and other related compensation tables and narrative, beginning on page 25, which provide detailed information on the compensation of our executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement.  Accordingly, we will ask our shareholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and narrative disclosure, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.  However, we value the opinion of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board unanimously recommends a vote FOR the approval of the advisory resolution on the compensation of our named executive officers.

PROPOSAL 3 - RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING MARCH 31, 2016

(Proposal # 3)

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, or “Deloitte”, as the Company’s independent registered accounting firm for the fiscal year ending March 31, 2016. Deloitte has served as the Company’s accounting firm since 1990.

Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of Deloitte as the Company’s independent registered accounting firm.  However, the Company is submitting the selection of Deloitte to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of different independent registered accounting firm at any time if they determine that such a change would be in the best interest of the Company and its shareholders.

ePlus inc.	www.eplus.com

Representatives of Deloitte are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

Auditor’s Fees

With respect to the fiscal years ended March 31, 2015, and March 31, 2014, the aggregate fees billed by Deloitte were as follows:

	Fiscal 2015 ($)	Fiscal 2014 ($)
Audit Fees	$1,580,155	$1,753,249
Audit Related Fees	-	-
Tax Fees	-	-
All Other Fees	2,600	2,600
TOTAL FEES	$1,582,755	$1,755,849

Audit-Related Fees. There were no audit-related fees billed by Deloitte for the fiscal years ended March 31, 2015 or 2014.

Tax Fees. There were no fees billed by Deloitte for tax-related services rendered for the fiscal years ended March 31, 2015 or 2014.

All Other Fees. There were other fees billed by Deloitte for an annual license to online resources in the amount of $2,600 for the fiscal years ended March 31, 2015 and 2014.

There were no non-audit related services provided by Deloitte during the last two fiscal years.  The Audit Committee pre-approves all auditing services (which may entail providing comfort letters in connection with securities underwriting), and all non-audit services provided to us by Deloitte, subject to a de minimis exception as set forth by the SEC.

Vote Required

To be approved, Proposal 3 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

The Board unanimously recommends voting FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending March 31, 2016.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the year ended March 31, 2015.  The information contained in this report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation of this proxy statement by reference.

ePlus inc.	www.eplus.com

The Audit Committee has certain duties and powers as described in its written charter adopted by ePlus inc.’s Board of Directors (the “Board”), which is available on the Shareholder Information section of the Company’s website at http://www.eplus.com/Investors/Pages/Committee-Charters.aspx.  The Audit Committee is responsible primarily for assisting the Board in its oversight of the Company’s accounting and financial reporting processes, including audits of the Company’s financial statements and the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered accounting firm.  The Audit Committee does not itself prepare financial statements or perform audits. All members of the Audit Committee are "independent," as required by applicable Listing Rules of the NASDAQ Stock Market, as currently in effect, and in accordance with the rules and regulations promulgated by the SEC, and each such member has the ability to read and understand fundamental financial statements.

Management is responsible for the preparation, presentation and integrity of the Company's financial statements and for the establishment and effectiveness of internal control over financial reporting, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for planning and carrying out a proper audit of the Company's annual financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States)(“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting.

In performing its oversight role, the Audit Committee has considered and discussed the audited consolidated financial statements with management and Deloitte. The Audit Committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.  The Audit Committee has received the written disclosures and the letter from Deloitte required by the PCAOB Ethics and Independence Rules 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has also discussed with Deloitte its independence. Deloitte has free access to the Audit Committee to discuss any matters the firm deems appropriate.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's consolidated financial statements has been carried out in accordance with the auditing standards of the PCAOB, that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that Deloitte is in fact "independent", or the effectiveness of the Company's internal controls.

Based on the reports and discussions, and subject to the limitations on the role and responsibilities of the Audit Committee, described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

Submitted by the Audit Committee

Terrence O’Donnell, Chairman
John E. Callies
C. Thomas Faulders, III
Lawrence S. Herman

ePlus inc.	www.eplus.com

SECURITY OWNERSHIP BY MANAGEMENT

The following table shows the shares of ePlus common stock beneficially owned by each named executive officer, director and nominee, and all directors and executive officers as a group as of July 17, 2015.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Shares Outstanding
Phillip G. Norton (3)	478,119	6.40%
Bruce M. Bowen (4)	77,218	1.03%
C. Thomas Faulders III (5)	16,071	*
Terrence O'Donnell (6)	5,755	*
Ira A. Hunt III (7)	1,393	*
Lawrence S. Herman (8)	8,786	*
John E. Callies (9)	7,008	*
Eric D. Hovde (10)	231,235	3.09%
Elaine D. Marion (11)	64,885	*
Mark P. Marron (12)	74,178	*
Steven J. Mencarini (13)	4,577	*
All directors and executive officers as a group (11 persons)	969,225	12.96%
*  Less than 1%

(1)	The business address of Ms. Marion and Messrs. Norton, Bowen, Marron, Faulders, O’Donnell, Hunt, Herman, Hovde, Callies and Mencarini is 13595 Dulles Technology Drive, Herndon, Virginia, 20171-3413.
(2)	Nonvested restricted shares included herein are considered beneficially owned since the owner thereof has the right to vote such nonvested restricted shares.
(3)	Includes 428,144 shares of common stock held by J.A.P. Investment Group, L.P., a Virginia limited partnership, of which A.J.P. Inc., a Virginia corporation, is the sole general partner. Patricia A. Norton, spouse of Phillip G. Norton, is the sole shareholder of A.J.P., Inc. Also includes 49,975 shares of common stock that Mr. Norton holds individually, of which 23,652 shares are restricted stock that have not vested as of July 17, 2015, however, Mr. Norton has the right to vote such shares of restricted stock prior to vesting.
(4)	Includes 70,300 shares of common stock held by Bowen Holdings LLC, a Virginia limited liability company, which is owned by Mr. Bowen and his three children, for which shares Mr. Bowen serves as manager. Additionally includes 1,440 shares held by the Elizabeth Dederich Bowen Trust, and 1,441 shares held by the Bruce Montague Bowen Trust. Also includes 4,037 shares of common stock that Mr. Bowen holds individually, of which 1,442 shares are restricted stock that have not vested as of July 17, 2015, however, Mr. Bowen has the right to vote such shares of restricted stock prior to vesting.
(5)	Includes 1,939 shares of restricted stock that have not vested as of July 17, 2015, however, Mr. Faulders has the right to vote such shares of restricted stock prior to vesting.
(6)	Includes 3,677 shares of restricted stock that have not vested as of July 17, 2015, however, Mr. O'Donnell has the right to vote such shares of restricted stock prior to vesting.
(7)	All of the shares above reflect restricted stock that have not vested as of July 17, 2015, however, Mr. Hunt has the right to vote such shares of restricted stock prior to vesting.
(8)	Also includes 1,939 shares of restricted stock that have not vested as of July 17, 2015, however, Mr. Herman has the right to vote such shares of restricted stock prior to vesting.
(9)	Includes 1,939 shares of restricted stock that have not vested as of July 17, 2015, however, Mr. Callies has the right to vote such shares of restricted stock prior to vesting.
(10)	Of the 231,235 shares of common stock beneficially owned by Mr. Hovde, he owns 166,336 shares directly, which includes 3,220 shares of restricted stock that have not vested as of July 17, 2015, however, Mr. Hovde has the right to vote such shares of restricted stock prior to vesting. Mr. Hovde is the managing member of (i) Hovde Capital, Ltd., the general partner to Financial Institution Partners III, L.P., which owns 53,354 shares. Mr. Hovde is a trustee of the Eric D. and Steven D. Hovde Foundation, which owns 11,545 shares.
(11)	Includes 106 shares held in an Individual Retirement Account. Also includes 43,392 shares of restricted stock that have not vested as of July 17, 2015, however, Ms. Marion has the right to vote such shares of restricted stock prior to vesting.

ePlus inc.	www.eplus.com

(12)	Includes 62,392 shares of restricted stock that have not vested as of July 17, 2015, however, Mr. Marron has the right to vote such shares of restricted stock prior to vesting.
(13)	Includes 2,473 shares of restricted stock that have not vested as of July 17, 2015, however, Mr. Mencarini has the right to vote such shares of restricted stock prior to vesting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding each person known to be a “beneficial owner” of more than 5% of our outstanding shares of common stock as of June 30, 2015.  For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest in the securities.  All information shown is based on information reported on Schedule 13G/A filed with the SEC on the dates indicated in the footnote to this table (percentages are calculated assuming continued beneficial ownership at July 17, 2015).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Dimensional Fund Advisors LP (1) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	677,959	9.1%

Wellington Management Group, LLP (2) 280 Congress Street Boston, MA 02210	789,299	10.6%

Royce & Associates, LLC (3) 745 Fifth Avenue New York, NY 10151	545,884	7.3%

(1)	The information as to Dimensional Fund Advisors LP (“Dimensional”) is derived from a Schedule 13G/A filed with the SEC on February 5, 2015. Dimensional, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. These investment companies, trusts, and accounts are referred to as the “Funds.” In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of ePlus that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of ePlus held by the Funds. However, all securities reported in the Schedule 13 G/A are owned by Funds. Dimensional disclaims beneficial ownership of such securities.
(2)	The information as to Wellington Management Company, LLP (“Wellington”) is derived from a Schedule 13G/A filed with the SEC on February 12, 2015. The ePlus shares as to which the Schedule 13G/A was filed are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP, formerly known as Wellington Management Company, LLP, which was an investment adviser to these clients as of December 31, 2014. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.
(3)	The information as to Royce & Associates is derived from a Schedule 13G filed with the SEC on January 8, 2015.

ePlus inc.	www.eplus.com

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSON TRANSACTIONS AND INDEMNIFICATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based  solely upon a review of such reports  furnished  to ePlus pursuant to Rule 16a-3 under the  Exchange Act,  ePlus  believes  that all such forms  required to be filed  pursuant to Section  16(a) of the Exchange Act were timely filed, as necessary, by the officers,  directors, and security holders required to file such forms.

Related Person Transactions

Two sons of our Chairman and Chief Executive Officer, Phillip G. Norton, are employed at subsidiaries of the Company. The first son, who is the President of our subsidiary ePlus Government, inc., earned $551 thousand during the fiscal year ended March 31, 2015.  Approximately forty percent of his cash compensation was base salary, and the remainder was commissions and a bonus based on performance factors such as lease origination and profitability.  During the fiscal year ended March 31, 2015, he also received a grant of 1,500 shares of restricted stock, which will vest on the same schedule as his peers, which is annually in equal one-thirds, beginning on the first anniversary of the grant, and $2,832 in benefits representing travel and entertainment costs for his spouse to attend the Company’s Sales Meeting.  The second son is a Vice President of Vendor Programs, who earned $626 thousand during the fiscal year ended March 31, 2015, in base salary and commissions, with commissions, which are paid in accordance with our commission plan, constituting more than 80% of the compensation total.  He additionally received $8,425 representing travel and entertainment costs for his family to attend the Company’s Sales Meeting.

Mr. O’Donnell, Chairman of the Audit Committee and member of the Nominating and Corporate Governance Committee, has a son-in-law serving as Senior Account Executive at ePlus Group, inc. who earned $341 thousand in the fiscal year ended March 31, 2015.  Less than one quarter of his compensation was salary.  The remainder was commission for sales completed, in accordance with our commission plan.

The Company has a written Related Person Transaction Policy, which establishes processes, procedures and standards regarding the review, approval and ratification of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds $120 thousand. All related person transactions are prohibited unless approved or ratified by the Nominating and Corporate Governance Committee, or, in certain circumstances, the Chair of the Nominating and Corporate Governance Committee.  To the extent required by our Related Person Transactions Policy, all of the above matters were approved by the Nominating and Corporate Governance Committee in accordance with such Policy.

Indemnification

We have entered into indemnification agreements with each of our directors and executive officers, and we expect to enter into similar indemnification agreements with persons who become directors or executive officers in the future. The indemnification agreements provide that ePlus will indemnify the director or officer against any expenses or liabilities incurred in connection with any proceeding in which the director or officer may be involved as a party or otherwise, by reason of the fact that the director or officer is or was a director or officer of ePlus or by any reason of any action taken by or omitted to be taken by the director or officer while acting as an officer or director of ePlus.

However, ePlus is only obligated to provide indemnification under the indemnification agreements if:

•	the director or officer was acting in good faith in a manner the director or officer reasonably believed to be in the best interests of ePlus, and, with respect to any criminal action, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful;

ePlus inc.	www.eplus.com

•	the claim was not made to recover profits by the director or officer in violation of Section 16(b) of the Exchange Act or any successor statute;
•	the claim was not initiated by the director or officer;
•	the claim was not covered by applicable insurance; or
•	the claim was not for an act or omission of a director of ePlus from which a director may not be relieved of liability under Section 102(b)(7) of the Delaware General Corporation Law. Each director and officer has undertaken to repay ePlus for any costs or expenses paid by ePlus if it is ultimately determined that the director or officer is not entitled to indemnification under the indemnification agreements.

OTHER MATTERS

Other Business

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Shareholders. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy will have the discretionary authority to vote such proxy on such matters in accordance with their best judgment.

Annual Report on Form 10-K

A copy of our Annual Report, which includes our Form 10-K for the year ended March 31, 2015, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Investor Relations
ePlus inc.
13595 Dulles Technology Drive
Herndon, VA  20171
(703) 984-8400

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC's Internet site, www.sec.gov.

Additional copies of the Annual Report on Form 10-K, the Notice, this Proxy Statement and the accompanying proxy may be obtained from our Investor Relations department at the address above.

Shareholder Proposals for the 2016 Annual Meeting

Shareholders have the opportunity to submit proposals for next year’s Annual Meeting of Shareholders.  To be considered for inclusion in the Company’s proxy statement and form of proxy for next year’s Annual Meeting, your shareholder proposal must be submitted in writing by March 29, 2016, to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.  Proposals must be received by that date and satisfy the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, or Exchange Act, to be included in the proxy statement and on the proxy card that will be used for solicitation of proxies by the Board for the 2016 Annual Meeting.

In accordance with our Bylaws, if you wish to submit a proposal for consideration at next year’s Annual Meeting that is not to be included in next year’s proxy materials, or wish to nominate a candidate for election to the Board of Directors at next year’s Annual Meeting, your proposal or nomination must be submitted in writing and received by the Corporate Secretary not less than 60 days before the date of the first anniversary of this 2015 Annual Meeting if the 2016 Annual Meeting is held within 30 days of the anniversary of this 2015 Annual Meeting, otherwise, within seven days after the first public announcement of the date of the 2016 Annual Meeting.  Assuming that our 2016 Annual Meeting is held on schedule, to be “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, we must receive written notice of your intention to introduce a nomination or other item of business at that Meeting before July 12, 2016.  If we do not receive written notice during that time period, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that Meeting will use their discretion in voting the proxies if any such matters are raised at the Meeting.

ePlus inc.	www.eplus.com

A submission by an ePlus shareholder must contain the specific information required in ePlus’ Bylaws.  If you would like a copy of ePlus’ current Bylaws, please write to the Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.  ePlus’ current Bylaws may also be found on the Company’s website at http://www.eplus.com/bylaws.

Results of the Annual Meeting

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and published in a Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission (the “SEC”) within four business days following the Annual Meeting.

Additional Information About the Company

Although the information contained on, or accessible through, our website is not part of this proxy statement, you will find information about ePlus and our corporate governance practices at http://www.eplus.com/investors.  Our website contains information about our Board, Board Committees and their charters, our Bylaws, and our Standard of Conduct and Ethics, Certificate of Incorporation and corporate governance guidelines.  Shareholders may obtain, without charge, hard copies of the above documents by writing to:  Corporate Secretary, ePlus inc., 13595 Dulles Technology Drive, Herndon, Virginia  20171.

The Company’s principal executive offices are located at 13595 Dulles Technology Drive, Herndon, Virginia 20171. The Company’s main telephone number is (703) 984-8400.

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on September 9, 2015.

Vote by Internet

- Go to **www.investorvote.com/PLUS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

ePlus inc. Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Phillip G. Norton	☐	☐	02 - Bruce M. Bowen	☐	☐	03 - C. Thomas Faulders, III	☐	☐
04 - Terrence O'Donnell	☐	☐	05 - Lawrence S. Herman	☐	☐	06 - Ira A. Hunt, III	☐	☐
07 - John E. Callies	☐	☐	08 - Eric D. Hovde	☐	☐			

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ePlus inc.

Notice of 2015 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — September 10, 2015

Kleyton L. Parkhurst and Erica S. Stoecker, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of ePlus inc. to be held on September 10, 2015, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as the shareholder directs. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)